Exhibit 99.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BETWEEN

SAKS INCORPORATED

AND

BELK, INC.

Dated as of August 1, 2006

i

Exhibits

Exhibit A	Transition Services Agreement
Exhibit B	Software License Agreement
Exhibit C	CLL Licensed Departments Agreement
Exhibit D	Birmingham Sublease
Exhibit E	Private Brands Agreement
Exhibit F	Assigned Contracts
Exhibit G	Register Cash by Store
Exhibit H	Certain Enterprise Agreements
Exhibit I	Certain Business Employees
Exhibit J	Excluded Corporate Employees
Exhibit K	Third Party Brands

List of Schedules

Seller Disclosure Schedules

1.1(a)	Title Policies and Commitments
1.1(b)	Reference Working Capital Statement
4.4	No Conflicts
4.5	Financial Statements
4.6	Operations Since Financial Statements Date
4.7	Taxes
4.8	Governmental Permits
4.9(a)(i)	Leased Real Estate
4.9(a)(ii)	Owned Real Estate
4.9(b)	Zoning and Condemnation
4.9(c)	Real Estate Defaults
4.10	Personal Property Leases
4.11(a)	Registered Intellectual Property
4.11(b)	Software
4.11(c)	Right, Title and Interest in Registered Intellectual Property and Software
4.11(d)	Registrations of Registered Intellectual Property and Software
4.11(e)	Infringement of Intellectual Property
4.11(f)	Challenge to Registered Intellectual Property
4.13	Violation, Litigation or Regulatory Action of Seller
4.14	Contracts
4.15	Status of Contracts
4.16(a)	Welfare Plans and Pension Plans
4.16(b)	Compliance of Welfare Plans and Pension Plans
4.16(c)	Determination Letters for Qualified Plans
4.16(e)	Other Employee Benefits
4.16(f)	Severance Pay Plan and Severance Guidelines
4.17	Environmental Compliance

4.18(a)	Business Employees
4.18(b)	Compensation of Employees
4.18(c)	Employee Relations and Agreements
4.18(d)	Unions
4.18(e)	Employment Agreements
4.20	Excluded Items
4.23	No Undisclosed Liabilities
6.1	Access Contacts
6.4	Operations Prior to the Closing Date
6.7	Letters of Credit
6.11	Pre-Approved Capital Expenditures
7.3(c)(ii)	Seller Plans

Buyer Disclosure Schedule

5.3	Violation, Litigation or Regulatory Action of Buyer

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 1, 2006 (this “Agreement”), by and between Saks Incorporated, a Tennessee corporation (“Seller”), and Belk, Inc., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Seller is the owner of all of the outstanding capital stock of Parisian Stores, Inc., an Alabama corporation, Parisian Wholesalers, Inc., an Alabama corporation, and Parisian Alabama, Inc., a Delaware corporation (each, a “Company” and, collectively, the “Companies”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of the Companies, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Alternative Proposal” means any proposal with respect to any purchase of all or substantially all of the assets used in the Business, whether by merger, consolidation, acquisition of equity securities or assets, or otherwise (other than any transaction with Buyer or its Affiliates); provided, however, that, for the avoidance of doubt, any Seller Acquisition Proposal and any proposal or offer relating exclusively to assets and properties of Seller and/or its Affiliates not being sold pursuant to this Agreement shall in no event be deemed to be an Alternative Proposal.

“Adjusted Purchase Price” has the meaning specified in Section 2.4(f)(i).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used herein, “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

“Aggregate Flex Plan Balances” has the meaning specified in Section 7.3(i).

“Agreed Rate” means an annual rate equal to the three-month LIBOR rate in effect as of the third business day prior to the date such payment is made.

“Allocation Schedule” has the meaning specified in Section 7.2(e)(iii).

“Appraisal” has the meaning specified in Section 7.2(e)(ii).

“Appraiser” has the meaning specified in Section 7.2(e)(ii).

“Approved Capital Expenditures” means all Capital Expenditures approved by Buyer that are not contemplated by the fiscal 2006 capital budget for the Business made available to Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

“Arbitrator” has the meaning specified in Section 2.4(c).

“Assigned Contracts” has the meaning specified in Section 2.6.

“Assumed Contract Liabilities” has the meaning specified in Section 2.6.

“Birmingham Sublease” has the meaning specified in Section 6.8(d).

“Business” means the retail store business conducted under the trade name of Parisian, together with all administrative and distribution activities associated therewith.

“Business Agreements” has the meaning specified in Section 4.15.

“Business Employees” means all employees (whether full-time, part-time or otherwise) located at the stores of the Business, the distribution facility in Steele, Alabama and the corporate headquarters in Birmingham, Alabama, those employees associated with corporate offices located at the stores of the Business and all employees engaged in the Business listed on Exhibit I (which exhibit excludes the names and any other personally identifying information), excluding (a) those employees located at the corporate headquarters in Birmingham, Alabama and identified on Exhibit J and (b) all employees of the Club Libby Lu business.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Disclosure Schedule” has the meaning specified in Section 5.3.

“Buyer Group Member” means (a) Buyer and its Affiliates, (b) directors, officers and employees of Buyer and its Affiliates and (c) the successors and assigns of the foregoing.

“Buyer’s DC Plan” has the meaning specified in Section 7.3(j)(ii).

“Buyer’s Flex Plans” has the meaning specified in Section 7.3(i).

“Buyer’s Plans” has the meaning specified in Section 7.3(c)(iii).

“Buyer’s Welfare Plans” has the meaning specified in Section 7.3(c)(iii).

“Capital Expenditures” means (i) any additions to or replacements of property, plant and/or equipment and (ii) any other expenditures that would be capitalized on Seller’s balance sheet in accordance with Seller’s capitalization policy.

“Change In Law” means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance or order or any other Requirements of Law of any Governmental Body which occurs subsequent to the date of this Agreement.

“Claim Notice” has the meaning specified in Section 10.3.

“CLL Licensed Departments Agreement” has the meaning specified in Section 6.8(c).

“Closing” means the closing of the transfer of the Shares from Seller to Buyer.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Interest” has the meaning specified in Section 2.3.

“COBRA” has the meaning specified in Section 7.3(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning specified in the Preliminary Statement to this Agreement.

“Company Plan” means any Pension Plan or Welfare Plan that is sponsored by any Company in which only Business Employees are participating or under which only current or former employees of the Business have accrued any benefits while employed by the Companies to which they remain entitled and with respect to which any Company has any liability.

“Confidentiality Agreement” means that certain letter agreement dated January 17, 2006 between Seller and Buyer.

“Contracts” means all contracts, guarantees, leases, licenses (including those relating to concessions or licensed departments), Software licenses, commitments (including purchase orders) and other agreements (exclusive of Lease Agreements and Real Estate Agreements).

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, and any award in any arbitration proceeding.

“Covered Persons” has the meaning specified in Section 7.3(c)(ii).

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 26, 2003, as amended, among Seller, as borrower, Fleet Retail Group, Inc., as Agent, and the other financial institutions party thereto, as lenders.

“Cut-Off Date” has the meaning specified in Section 3.1.

“Cut-Off Date Working Capital Statement” has the meaning specified in Section 2.4(a).

“DOJ” has the meaning specified in Section 6.5.

“Effective Time” has the meaning specified in Section 3.1.

“Employment Agreement” means any employment contract, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee of the Business.

“Encumbrance” means any lien, charge, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, title exception, defect in title or other restrictions of a similar kind.

“Environmental Law” means all Requirements of Law relating to or addressing pollution or protection of the environment, or the handling, storage or disposal of hazardous substances as defined in such Environmental Laws.

“Environmental Permits” means all permits, licenses or authorizations required pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning specified in Section 7.2(a)(i).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Final Working Capital” has the meaning specified in Section 2.4(a).

“Financial Statements” has the meaning specified in Section 4.5.

“Financial Statements Date” means April 29, 2006.

“FLSA” means the United States Fair Labor Standards Act, as amended, and the rules and regulations promulgated thereunder.

“FTC” has the meaning specified in Section 6.5.

“GAAP” means United States generally accepted accounting principles, consistently applied by Seller, in effect at the date of the financial statement to which it refers.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 4.8.

“HIPAA” has the meaning specified in Section 7.9.

“HSBC” has the meaning specified in Section 6.9.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDB Lease” has the meaning specified in Section 4.24.

“Identified Guaranties” has the meaning specified in Section 6.7.

“Income Taxes” means Taxes imposed upon or based upon net income.

“Indemnified Party” has the meaning specified in Section 10.3.

“Indemnitor” has the meaning specified in Section 10.3.

“Indentures” means the (a) Indenture, dated as of November 9, 1998, among Seller, the Subsidiary Guarantors and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), (b) Indenture, dated as of December 2, 1998, among Seller, the Subsidiary Guarantors and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), (c) Indenture, dated as of February 17, 1999, among Seller, the Subsidiary Guarantors and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), (d) Indenture, dated as of October 4, 2001, among Seller, the Subsidiary Guarantors and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), (e) Indenture, dated as of December 8, 2003, among Seller, the Subsidiary Guarantors and the Bank of New York, and (f) Indenture, dated as of March 23, 2004, among Seller, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), improvements, technical data, Trade Secrets, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intercompany Agreements” has the meaning specified in Section 6.6(b).

“Interim Balance Sheet” has the meaning specified in Section 4.5.

“Interim Financial Statements” has the meaning specified in Section 4.5.

“Inventory Schedule” has the meaning specified in Section 2.4(h).

“Key Employees” means all Business Employees whose annual base salaries exceed $150,000.

“Knowledge of Buyer” means, as to a particular matter, the current actual knowledge of the executive officers of Buyer (as the term “executive officer” is defined in Rule 3b-7 under the Exchange Act).

“Knowledge of Seller” means, as to a particular matter, the current actual knowledge of the executive officers of Seller (as the term “executive officer” is defined in Rule 3b-7 under the Exchange Act), the Chief Executive Officer of the Business and the Senior Vice President – Real Estate with responsibilities for the Business.

“Labor Laws” means all Requirements of Law concerning labor relations, unions, and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours, or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act, the United States Family Medical Leave Act, the United States Worker Adjustment and Retraining Notification Act, the United States Occupational Safety and Health Adjustment and Retraining Notification Act, the United States Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973, as each such act is amended, and all rules and regulations promulgated under such acts.

“Lease Agreements” has the meaning specified in Section 4.9(c).

“Leased Real Estate” means the leasehold and subleasehold interests of the Companies in all real property listed on Schedule 4.9(a)(i) of the Seller Disclosure Schedule.

“Losses” means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any change or effect that, when taken together with all other changes or effects, has or is reasonably likely to have a material adverse effect on the assets, results of operations or financial condition of the Business taken as a whole, other than any change or effect resulting from or relating to (a) economic conditions, (b) global financial or capital markets, (c) the retail department store industry, (d) the public disclosure of the transactions contemplated by this Agreement, (e) the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement, (f) any Change In Law or (g) acts of terrorism or war (whether or not declared).

“Non-Prevailing Party” has the meaning specified in Section 2.4(d).

“Notice of Disagreement” has the meaning specified in Section 2.4(b).

“Other Guaranties” has the meaning specified in Section 6.7.

“Owned Real Estate” means the real property listed on Schedule 4.9(a)(ii) of the Seller Disclosure Schedule, together with all interests of the Companies in the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of the Companies therein or thereunto pertaining.

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, or which are being contested in accordance with applicable Requirements of Law; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (c) Encumbrances identified on the Schedules to this Agreement; (d) source code escrow agreements for Software owned by the Companies listed on Schedule 4.11(b) of the Seller Disclosure Schedule; (e) Encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease or operating lease, or by any license, coexistence agreement, undertaking, declaration, limitation of use or consent to use, in each case that is described in Schedule 4.14 of the Seller Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 4.14; and (f) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Permitted Real Property Exceptions” means, collectively, (a) liens, charges, encumbrances and exceptions for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable; (b) all Real Estate Agreements; (c) all matters and exceptions set forth in the title insurance policies or commitments set forth in Schedule 1.1(a) of the Seller Disclosure Schedule; (d) liens, charges, encumbrances or title exceptions or imperfections with respect to the Owned Real Estate created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (e) liens, charges, encumbrances and/or title exceptions or imperfections created by any of the documents to be executed in connection with the Closing or this Agreement whether prior to, at or after the Closing; (f) all matters that may be shown by a current, accurate survey or physical inspection of the Owned Real Estate; (g) Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Estate; (h) any and all service contracts and agreements affecting the Owned Real Estate as of the date hereof, and any and all service contracts and agreements entered into after the date of this Agreement in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing; (i) violations of laws, regulations, ordinances, orders or requirements, if any, arising out of any Change in Law; (j) all matters disclosed prior to the date hereof in or readily discernible from the materials, documents, and reports made available to Buyer (i) in the virtual data room maintained by Seller in Sections 9.04 (Real Estate Documents), 9.05 (Existing Owned Property Title Policies and Commitments) and 9.07 (Updated Owned Property Title Commitments) thereof and (ii) on the Chicago Title Insurance Company website; (k) any Permitted Encumbrance to the extent applicable or relating to, or otherwise affecting, the Real Estate; and (l) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the Real Estate affected by such easement, right of way, restriction, covenant or other matter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Body, or any department, agency or political subdivision thereof.

“Plans” means the Company Plans and Seller Plans.

“Pre-Approved Capital Expenditures” has the meaning specified in Section 6.11.

“Preliminary Purchase Price” means the Purchase Price, either (a) plus the difference between Preliminary Working Capital and Reference Working Capital, if Preliminary Working Capital exceeds Reference Working Capital or (b) minus the difference between Reference Working Capital and Preliminary Working Capital, if Reference Working Capital exceeds Preliminary Working Capital.

“Preliminary Working Capital” has the meaning specified in Section 2.2.

“Prior Entities” means the Affiliates of Seller that owned or operated assets of the Business prior to the transfer of such assets to the Companies.

“Private Brands Agreement” has the meaning specified in Section 6.8(e).

“Program Agreement” has the meaning specified in Section 6.9.

“Purchase Price” has the meaning specified in Section 2.3.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Real Estate Agreements” means all reciprocal easement and operating agreements, agreements supplemental thereto, easements, each Company’s interests as landlord under any leases or subleases, purchase and lease-termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, and other agreements that run with the land and in each case are appurtenant to the Real Estate and other agreements (other than Lease Agreements) that relate to the occupancy or operation of the Real Estate.

“Reference Working Capital” has the meaning specified in Section 2.4(e).

“Reference Working Capital Statement” means the working capital statement set forth in Schedule 1.1(b) of the Seller Disclosure Schedule, together with supporting documentation.

“Register Cash” means the “register” cash for each store of the Business in the amount set forth in Exhibit G.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any federal, state, local or foreign Governmental Body or other public body.

“Required Consents” has the meaning specified in Section 7.6.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Retained Employees” has the meaning specified in Section 7.3(a).

“Retained Names and Marks” has the meaning specified in Section 7.1(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 338 Taxes” means Taxes imposed by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is expressly made in accordance with Section 7.2(e), to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election.

“Section 338(h)(10) Elections” has the meaning specified in Section 7.2(e)(i).

“Section 6.10 Taxes” has the meaning specified in Section 7.2(a)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Acquisition Proposal” means any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or substantially all of the common stock, par value $0.10 per share, of Seller.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Disclosure Schedule” has the meaning specified in Section 4.4(b).

“Seller Gift Programs” means all gift certificate, gift card, merchandise voucher, coupon, refund or other loyalty, frequent shopper or similar program relating to the Business.

“Seller Group Member” means (a) Seller and its Affiliates, (b) directors, officers and employees of Seller and its Affiliates and (c) the successors and assigns of the foregoing.

“Seller Plan” means any Pension Plan or Welfare Plan that is sponsored by Seller in which any Business Employees are participating or under which any current or former employees of the Business have accrued any benefits while employed by the Companies to which they remain entitled or with respect to which Seller has any liability.

“Seller Return Policies” means all return policies for merchandise purchased in connection with the Business.

“Seller’s DC Plan” has the meaning specified in Section 7.3(j)(i).

“Seller’s Flex Plans” has the meaning specified in Section 7.3(i).

“Severance Pay Plan” has the meaning specified in Section 4.16(f).

“Shares” has the meaning specified in Section 2.1.

“Software” means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that

Software does not include (a) software that is available generally through retail stores or distribution networks or is otherwise subject to “shrink-wrap” license or “click-through” agreements including any software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by Seller or the Companies and used in the Business, or (b) any software that is used by Seller in connection with providing services under the Transition Services Agreement.

“Software License Agreement” has the meaning specified in Section 6.8(b).

“Straddle Period” means any taxable year or period beginning before and ending after the Cut-Off Date.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

“Tax Package” has the meaning specified in Section 7.2(b)(iii).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits computed on a combined, unitary, consolidated or similar basis between any of the Companies, on the one hand, and any other Person, on the other.

“Third Party Brand Licensors” has the meaning specified in Section 6.12(a).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information that provides the owner with a competitive advantage.

“Transfer Taxes” has the meaning specified in Section 7.2(a)(vi).

“Transition Services Agreement” has the meaning specified in Section 6.8(a).

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

“Working Capital” has the meaning specified in Section 2.4(g).

“Year-End Balance Sheet” has the meaning specified in Section 4.5.

“Year-End Financial Statements” has the meaning specified in Section 4.5.

Section 1.2 Interpretation. In this Agreement (including the Seller Disclosure Schedule):

(a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b) “including” means “including without limitation”;

(c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Tennessee;

(d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including the Disclosure Schedules);

(e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear; and

(i) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the issued and outstanding capital stock of the Companies (the “Shares”).

Section 2.2 Determination of Preliminary Working Capital. At least two business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by any Vice President of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Seller’s good faith estimate of Final Working Capital (“Preliminary Working Capital”).

Section 2.3 Purchase Price. The purchase price for the Shares shall be equal to $285,000,000 (two hundred eighty-five million dollars) (the “Purchase Price”), subject to adjustment in accordance with Section 2.4. The Preliminary Purchase Price shall be paid by Buyer pursuant to Section 3.2. To compensate Seller for the Closing occurring after the Cut-Off Date, Buyer shall pay Seller at Closing an additional amount (the “Closing Date Interest”) equal to interest on the Preliminary Purchase Price, calculated on the basis of the number of days (excluding the Closing Date) by which the Closing follows the Cut-Off Date at the Agreed Rate.

Section 2.4 Adjustment of Purchase Price.

(a) Within 45 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Cut-Off Date Working Capital Statement”) setting forth Working Capital as of the Effective Time (the determination of Working Capital, as it may be adjusted under this Section 2.4 in the event of a Notice of Disagreement, is referred to as “Final Working Capital”). Buyer shall reasonably assist Seller and its representatives in the preparation of the Cut-Off Date Working Capital Statement and shall provide Seller and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of Buyer and the Companies for such purpose.

(b) The Cut-Off Date Working Capital Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (“Notice of Disagreement”) to Seller before such date. The Notice of Disagreement must set forth Buyer’s determination of Final Working Capital and specify in reasonable detail the nature of any disagreement with Seller’s determination. The only disagreements that may be set forth in the Notice of Disagreement pursuant to this Section 2.4(b) are those that relate to (x) any claimed inconsistencies between the principles used in the preparation of the Cut-Off Date Working Capital Statement and the principles used in the preparation of the Reference Working Capital Statement or (y) disputes regarding the Inventory Schedule prepared, pursuant to Section 2.4(h), or (z) errors in mathematical computation. Notwithstanding anything to the contrary in this Section 2.4, no disagreement set forth in the Notice of Disagreement may relate to the principles used in the preparation of the Cut-Off Date Working Capital Statement, so long as those principles are consistently applied with the Reference Working Capital Statement. If a valid Notice of Disagreement is received by Seller in a timely manner, then the Cut-Off Date Working Capital Statement and Final Working Capital shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to all matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Arbitrator.

(c) During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, Seller and Buyer have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing, provided that the Arbitrator will not be an accounting firm used by either Seller or Buyer for audit or valuation purposes. The procedures for the arbitration shall be determined by the Arbitrator. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Arbitrator. Any item not specifically referred to in the Notice of Disagreement shall be deemed final and binding on Buyer and Seller in the manner set forth in the Cut-Off Date Working Capital Statement. The Arbitrator shall determine Final Working Capital based solely on presentations made by Seller and Buyer (and not by independent review).

(d) The Non-Prevailing Party in any arbitration before the Arbitrator shall pay its own expenses incurred with respect to the arbitration and shall pay a percentage of (i) the fees and expenses of the Arbitrator plus (ii) the reasonable out-of-pocket expenses (including reasonable attorneys’ fees) of the other party incurred with respect to the arbitration, which percentage shall be calculated by dividing (A) an amount equal to the difference between the Non-Prevailing Party’s determination of Final Working Capital, as submitted to the Arbitrator, and the Arbitrator’s determination of Final Working Capital by (B) an amount equal to the difference between the parties’ respective determinations of Final Working Capital, as submitted to the Arbitrator. The other party shall pay the remainder of the fees and expenses of the Arbitrator and its own expenses not required to be paid by the Non-Prevailing Party hereunder. A party is the “Non-Prevailing Party” if the Arbitrator’s determination of Final Working Capital is closer to the other party’s determination of Final Working Capital, as submitted to the Arbitrator, than it is to that party’s determination of Final Working Capital, as submitted to the Arbitrator. In resolving any matter specified in the Notice of Disagreement, the Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(e) For purposes of this Agreement, “Reference Working Capital” means $97,603,179.

(f) (i) If Final Working Capital exceeds Reference Working Capital, the Purchase Price shall be increased by the amount by which Final Working Capital exceeds the Reference Working Capital. If Reference Working Capital exceeds Final Working Capital, the Purchase Price shall be reduced by the amount by which Reference Working Capital exceeds Final Working Capital. The Purchase Price, as increased or decreased by the adjustment provided for in this Section 2.4(f)(i), is referred to as the “Adjusted Purchase Price.”

(ii) If the Preliminary Purchase Price is less than the Adjusted Purchase Price, Buyer shall, and if the Preliminary Purchase Price is more than the Adjusted Purchase Price, Seller shall, within five business days after the Cut-Off Date Working Capital Statement becomes final and binding on the parties, make payment to the other party of the amount of such difference, together with interest thereon at the Agreed Rate, calculated on the basis of the number of days elapsed from the Closing Date through but excluding the payment date.

(g) The term “Working Capital” means (i) the sum of the asset accounts of the Business included in the Reference Working Capital Statement, minus (ii) the sum of the liability accounts of the Business included in the Reference Working Capital Statement. The computation of Working Capital will be done in a manner consistent with the methods used in the preparation of the Reference Working Capital Statement, and the governing principle will be that the adjustment contemplated by this Section 2.4(g) can be appropriately measured only when Reference Working Capital and Final Working Capital are computed on the same basis, using the same principles and methodologies consistently applied; provided, however, that if the Closing does not occur at the end of one of Seller’s fiscal quarters, accounts payable shall be reduced by the amount of vendor allowances collected by Buyer or the Companies following the Cut-Off Date with respect to the fiscal quarter in which the Closing occurs, multiplied by a fraction, the numerator of which is the number of days elapsed prior to the Cut-Off Date in the fiscal quarter in which the Closing occurs, and the denominator of which is 91 days. Following the Cut-Off Date, Buyer shall, and shall cause the Companies to, collect vendor allowances in the ordinary course of business consistent with the past practice of the Business. Working Capital shall not include any liability or obligation with respect to Income Taxes. Final Working Capital shall not include any performance bonuses accrued for Retained Employees under the bonus programs described in item 5 of Schedule 4.16(e) of the Seller Disclosure Schedule and set forth on Schedule 1.1(b) as account number 409402/409602 – Accrued Bonus.

(h) Seller shall prepare a schedule (the “Inventory Schedule”) that contains a roll forward of the July 2006 physical inventory data to the Cut-Off Date, using Seller’s standard procedures for rolling forward physical inventory data, and promptly following the completion of the Inventory Schedule, Seller shall deliver to Buyer a copy of the Inventory Schedule. In the event that there is any dispute regarding the Inventory Schedule prepared pursuant to this Section 2.4(h), such dispute shall be resolved in connection with the determination of Final Working Capital, as set forth in Sections 2.4(b) – 2.4(d).

Section 2.5 Certain Enterprise Agreements. Exhibit H sets forth certain agreements relating both to the Business and to other businesses or operations of Seller and its Affiliates. The parties agree to use commercially reasonable efforts to obtain the necessary approvals, consents and waivers so that Buyer may use that portion of such agreements (and any applicable schedules thereto) that relate exclusively to the Business; provided, however, that Seller and its Affiliates shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver. If, prior to the Closing, all necessary approvals, consents and waivers are not obtained with respect to any such agreement, then (to the maximum extent permitted by Requirements of Law or any applicable agreement) to the extent related to the Business, Buyer shall be responsible for the obligations and liabilities of the Business under such agreement after the Cut-Off Date (but not such agreement itself), and Buyer shall receive the claims, rights and benefits of Seller arising under such agreement or resulting therefrom after the Cut-Off Date (but not such agreement itself).

Section 2.6 Assignment of Certain Contracts. At the Closing, Seller agrees to, and to cause Seller’s Affiliates to, assign, sell, transfer, convey and deliver to Buyer, and Buyer agrees to acquire from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest as of the Effective Time in all Contracts (excluding Seller’s agreements with each of the owners or licensors of the private brands set forth in Exhibit K) which, although none of the Companies is the contracting party thereto, is in each case solely related to the Business (other than with respect to purchase orders, which shall be transferred to Buyer to the extent they relate to the Business), together with those Contracts set forth in Exhibit F hereto (collectively, the “Assigned Contracts”). At the Closing, Buyer shall assume, and hereby agrees to pay, perform and observe fully and timely, effective as of the Effective Time, all liabilities and obligations relating to or arising out of the Assigned Contracts (collectively, the liabilities and obligations so assumed being referred to as the “Assumed Contract Liabilities”).

ARTICLE III

CLOSING

Section 3.1 Closing Date. The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time on October 2, 2006 (or, if the conditions set forth in Articles VIII and IX have not been satisfied or waived, other than those conditions that are intended to be satisfied at the Closing, by the appropriate party by such date, subject to the provisions of Article XI, at 10:00 a.m. Chicago time on the first Monday that is a business day immediately following the end of one of Seller’s fiscal weeks and following the date on which all of the conditions to Closing set forth in Articles VIII and IX shall have been so satisfied or waived (other than those conditions that are intended to be satisfied at the Closing)), or at such other place, time and day as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date,” although the transfer of the Shares shall be effective (other than for Tax purposes) as of 11:59 p.m. Chicago time (the “Effective Time”) on the Saturday immediately preceding the Closing Date (the “Cut-Off Date”).

Section 3.2 Payment on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Buyer shall pay Seller an amount equal to the Preliminary Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by Seller.

Section 3.3 Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Buyer shall deliver to Seller all of the following:

(a) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b) The certificate contemplated by Section 9.5, duly executed by a duly authorized officer of Buyer;

(c) The Software License Agreement, the CLL Licensed Departments Agreement (if not previously executed), the Transition Services Agreement, the Birmingham Sublease and the Private Brands Agreement, in each case duly executed on behalf of Buyer and, where applicable, the Companies;

(d) Any real estate transfer Tax declarations required to be executed or filed;

(e) The letter of credit required by the Private Brands Agreement; and

(f) Internal Revenue Service Form 8023, with Section A thereof completed and duly executed by a duly authorized officer of Buyer.

Section 3.4 Seller’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Seller shall deliver to Buyer all of the following:

(a) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the amended and restated charter of Seller since a specified date; (ii) the amended and restated bylaws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Seller is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement to which Seller is a party;

(b) Certificate of the secretary or an assistant secretary of each Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the articles of incorporation of such entity and (ii) the by-laws of such entity;

(c) The certificate(s), if any, representing all of the Shares, accompanied by duly executed stock powers or similar instruments of assignment;

(d) The certificate contemplated by Section 8.5, duly executed by a duly authorized officer of Seller;

(e) The Software License Agreement, the CLL Licensed Departments Agreement (if not previously executed), the Transition Services Agreement, the Birmingham Sublease and the Private Brands Agreement, in each case, duly executed on behalf of Seller or its Affiliates;

(f) The written resignations of the directors of the Companies;

(g) Any real estate transfer Tax declarations required to be executed or filed; and

(h) Internal Revenue Service Form 8023, with Sections B and C thereof completed and duly executed by a duly authorized officer of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

Section 4.1 Organization of Seller; Power and Authority of Seller; Ownership of the Companies. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. All of the issued and outstanding equity interests of each Company are held of record and beneficially owned directly or indirectly by Seller. Seller is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities, in each case in respect of the Business, makes such qualifications necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has the corporate power and authority to own or lease and operate its assets with respect to the Business and to carry on the Business in the manner it was conducted immediately prior to the date of this Agreement.

Section 4.2 Organization; Power and Authority; Capital Structure of the Companies. (a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company has the corporate power and authority to own or lease and operate its assets and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.

(b) The authorized capital stock of Parisian Stores, Inc. consists of 10,000 shares of Class A common voting stock, par value $1.00 per share, of which 7,220.50 shares are issued and outstanding, and 190,000 shares of Class B common non-voting stock, par value $1.00 per share, of which 147,851.50 shares are issued and outstanding. The authorized capital stock of Parisian Wholesalers, Inc. consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. The authorized capital stock of Parisian Alabama, Inc. consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. Seller owns all of the issued and outstanding shares of capital stock of Parisian Stores, Inc., Parisian Wholesalers, Inc. and Parisian Alabama, Inc., free and clear of all Encumbrances. All such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. Except for this Agreement, there are no commitments to issue or sell any shares of capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Seller or the Companies, any shares of capital stock of the Companies, and no such securities or obligations are outstanding.

Section 4.3 Investments. The Companies do not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity.

Section 4.4 Authority of Seller; Conflicts. (a) On or prior to the date of this Agreement, the Board of Directors of Seller has approved the transactions contemplated in this Agreement. Seller has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and each of the Seller Ancillary Agreements has been duly authorized by Seller. This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and the validity and binding effect of this Agreement on Buyer) constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, and any other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Seller Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights and to general principles of equity.

(b) Subject to Section 4.9(d) and except as set forth in Schedule 4.4 of the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, the consummation of any of the transactions contemplated hereby or thereby by Seller or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller will not:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.4(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of the Companies, under (1) the charter, bylaws or similar organizational documents of Seller or the Companies, (2) any Business Agreement, (3) any Court Order to which Seller or the Companies is a party or by which Seller or the Companies is bound or (4) any Requirements of Law affecting Seller or the Companies, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, or

(ii) require the approval, consent, authorization or act of, or the making by Seller or the Companies of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of the HSR Act, (2)

the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (3) applicable requirements, if any, of the New York Stock Exchange, (4) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (5) such filings as may be required in connection with the Taxes described in Section 7.2(a)(v), and (6) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

No representation or warranty is made as to whether any new governmental approvals, consents, licenses, permits, orders, authorizations, declarations, filings or registrations will be required as a result of the sale of the Shares to Buyer in order for Buyer to continue to conduct the Business following the Cut-Off Date in the manner in which the Business was conducted on or before the Cut-Off Date.

Section 4.5 Financial Statements. Schedule 4.5 of the Seller Disclosure Schedule contains (i) the audited balance sheet of the Business as of January 28, 2006 (the “Year-End Balance Sheet”) and the related audited statement of income of the Business for the fiscal year then ended (collectively, the “Year-End Financial Statements”) and (ii) the unaudited balance sheet of the Business as of April 29, 2006 (the “Interim Balance Sheet”) and the related unaudited statement of income of the Business for the three-month period then ended (together, the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). Except as expressly disclosed therein, the Financial Statements fairly present, in all material respects, the assets, liabilities and financial condition of the Business at their respective dates and the results of operations of the Business for the respective periods covered thereby, and have been prepared in accordance with GAAP on a basis consistent with the principles historically applied by Seller (except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments). Except as set forth in Schedule 4.5, the Reference Working Capital Statement has been prepared on a basis consistent with the principles used in the preparation of the Year-End Balance Sheet.

Section 4.6 Operations Since Financial Statements Date. Except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date, there has been no Material Adverse Effect. Except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date through the date of this Agreement, the Companies have conducted the Business in the ordinary course substantially consistent with past practice. Without limiting the generality of the preceding sentence, except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date through the date of this Agreement, the Companies have not:

(a) made any material change in the Business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

(b) purchased or otherwise acquired any assets or made any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (i) purchases of inventory in the ordinary course of business consistent with past practice, (ii) capital expenditures in the ordinary course of business consistent with past practice or as contemplated by the fiscal 2006 capital budget made available to Buyer and (iii) capital expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller or the Companies);

(c) transferred any material assets (other than cash) to Seller or any of its Affiliates (other than the Companies);

(d) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto;

(e) (i) granted to any Key Employee any increase in compensation or other benefits (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such Key Employee after the Closing) or granted to any Business Employee any material increase in compensation or other benefit (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such employee after the Closing) except as may be required under existing agreements or in the ordinary course of business consistent with past practice or (ii) designated any Business Employee as a participant in the Severance Pay Plan pursuant to Section 2.A(ii) of the Severance Pay Plan;

(f) acquired by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(g) made any material change in the accounting methods or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

(h) sold or otherwise disposed of any assets that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);

(i) materially adversely modified, amended or terminated any Business Agreement;

(j) amended their articles of incorporation, by-laws or similar organizational documents;

(k) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of their Affiliates in the ordinary course of business) or granted any Encumbrance with respect to the assets of the Business, in each case other than Permitted Encumbrances, Permitted Real Property Exceptions and Encumbrances imposed by the Credit Agreement;

(l) waived or released any rights of any material value of or with respect to the Business;

(m) suffered any damage, destruction, loss or casualty with a value in excess of $350,000 to property or assets of the Business; or

(n) other than this Agreement, agreed to do any of the foregoing.

Section 4.7 Taxes. Except as set forth in Schedule 4.7 of the Seller Disclosure Schedule:

(a) The Companies have filed all material Tax Returns required to have been filed by them on or before the date hereof.

(b) All Taxes due and owing by the Companies on or before the date hereof (whether or not shown to be due on the Tax Returns referred to in clause (a)) have been timely paid.

(c) None of the Companies has waived in writing any statute of limitations in respect of Taxes of the Companies which waiver is currently in effect.

(d) The Tax Returns referred to in clause (a) relating to federal and state Income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(e) No material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

(f) All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full.

(g) No Company currently is the beneficiary of any extension of time within which to file any Income Tax Return;

(h) Each Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(i) As of the date hereof, to the Knowledge of Seller, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are being conducted with respect to any Company.

(j) During the last fifteen years, none of the Companies has been a member of an Affiliated Group other than the group the common parent of which is Seller.

(k) After the Closing Date, no Company will be a party to or bound by any Tax Sharing Arrangements.

(l) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.7 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 7.2 (relating to Tax matters).

Section 4.8 Governmental Permits. Except as set forth in Schedule 4.8 of the Seller Disclosure Schedule, the Companies own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (collectively, “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Companies and the Prior Entities has complied with all terms and conditions of the Governmental Permits, other than those instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.9 Real Property. (a) Schedules 4.9(a)(i) and 4.9(a)(ii) of the Seller Disclosure Schedule set forth a complete and accurate list by property or project name, city and state of all Leased Real Estate and Owned Real Estate, respectively. Each of the entities identified in Schedule 4.9(a)(ii) of the Seller Disclosure Schedule owns fee simple title to such Owned Real Estate, subject only to Permitted Real Property Exceptions.

(b) Except as set forth in Schedule 4.9(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, (i) within the immediately preceding 12-month period, there have not been actual, threatened (in writing) or imminent changes in the zoning of any of the Real Estate or any part thereof materially and adversely affecting the current use, occupancy or value thereof and (ii) there is no pending or threatened (in writing) condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Real Estate or any part thereof, which would materially detract from the value of the Real Estate or materially impair the existing use thereof.

(c) Except as set forth in Schedule 4.9(c) of the Seller Disclosure Schedule, each tenant lease and other agreement for the use and occupancy by the Companies of the Leased Real Estate (collectively, the “Lease Agreements”) and each Real Estate Agreement is in full force and effect, other than those Lease Agreements and Real Estate Agreements the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Companies is in, or to the Knowledge of Seller, is alleged to be in, breach or default under any Lease Agreement or Real Estate Agreement other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such breach or default, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true, complete and correct copies in all material respects of any and all: (i) Lease Agreements (and all guaranties relating thereto) and (ii) Real Estate Agreements.

(d) Notwithstanding anything to the contrary in this Agreement or in any certificate or instrument delivered pursuant hereto, no representation or warranty is made herein as to whether any consents, approvals, waivers, agreements or actions of, or (with or without lapse of time) notice to, third parties (including Governmental Bodies), or fulfillment of any conditions, are needed in connection with the direct or indirect transfer of any of the right, title or interest of Seller or the Companies in the Real Estate, or the operation by Buyer of the Business or the Real Estate after the Closing.

Section 4.10 Personal Property Leases. Schedule 4.10 of the Seller Disclosure Schedule contains as of the date of this Agreement a list of each material lease or other agreement or right under which any of the Companies is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Companies without penalty on 90 days’ or less notice or which provide for annual rental payments of less than $350,000.

Section 4.11 Intellectual Property. (a) Schedule 4.11(a) of the Seller Disclosure Schedule contains a list of all Registered Intellectual Property, each item of which is either owned or licensed by Seller or the Companies and which is material to the conduct of the Business as currently conducted.

(b) Schedule 4.11(b) of the Seller Disclosure Schedule contains a list of all Software owned or licensed by Seller or the Companies which is material to the conduct of the Business as currently conducted.

(c) Except as disclosed in Schedule 4.11(c) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Companies either: (i) own the entire right, title and interest in and to the Registered Intellectual Property and Software listed in Schedules 4.11(a) and 4.11(b) of the Seller Disclosure Schedule, free and clear of any Encumbrance (other than Permitted Encumbrances); or (ii) have a valid contractual right or license to use the same in the conduct of the Business as currently conducted.

(d) Except as disclosed in Schedule 4.11(d) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all patents and registrations for Registered Intellectual Property identified in Schedule 4.11(a) as being owned by the Companies are in force, and all applications to patent or register any unregistered item of Registered Intellectual Property owned by the Companies so identified are pending and in good standing, all without challenge of any kind; and (ii) the Companies have the right to bring actions for infringement or unauthorized use of such Registered Intellectual Property identified in Schedule 4.11(a) and Software identified in Schedule 4.11(b) as being owned by the Companies.

(e) Except as disclosed in Schedule 4.11(e) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, since January 1, 2003, (i) no infringement or misappropriation by Seller or any of the Companies of any Intellectual Property or Software of any other Person has occurred or resulted in any way from the conduct of the Business and (ii) no written notice of a claim of any infringement or misappropriation of any Intellectual Property or Software of any other Person has been made or asserted in respect of the conduct of the Business as currently conducted. To the Knowledge of Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any item of Intellectual Property which is either owned or licensed by Seller or the Companies, except for such infringement or misappropriation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as disclosed in Schedule 4.11(f) of the Seller Disclosure Schedule, no material proceedings are pending or, to the Knowledge of Seller, threatened against the Business which (i) restrict in any manner the use, transfer or licensing of or (ii) challenge the use, enforceability, validity or ownership of any Registered Intellectual Property identified in Schedule 4.11(a) as being owned by the Companies.

(g) Seller and each of the Companies has taken commercially reasonable steps to protect its Trade Secrets used in the Business and any Trade Secrets or confidential information of third parties used in the Business.

Section 4.12 Title to Property. Except for assets disposed of in the ordinary course of business, the Companies have valid title to each item of equipment and other tangible personal property reflected on the Financial Statements as owned by the Companies, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 4.13 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.13 of the Seller Disclosure Schedule:

(a) to the Knowledge of Seller, the Companies and the Prior Entities have complied with all applicable Requirements of Law and Court Orders in respect of the Business, other than (i) those instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) matters relating to Taxes or compliance with Environmental Laws or Environmental Permits, all representations with respect to which are the subject of Sections 4.7 and 4.17, respectively;

(b) there are no actions, suits, proceedings or investigations pending (with respect to which the Companies or the Prior Entities have been served or notified) or, to the Knowledge of Seller, threatened against the Companies or the Business, including lawsuits, claims, suits, proceedings or investigations by or on behalf of any current or former Business Employees or service provider of the Business which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(d) there are no outstanding consent orders, unsatisfied judgments or decrees in respect of the Business.

Section 4.14 Contracts. Except as set forth in Schedule 4.14 of the Seller Disclosure Schedule or any other Schedule in the Seller Disclosure Schedule, as of the date of this Agreement, none of the Companies is a party to or bound by:

(a) any Contract for the future purchase or sale of real property;

(b) any Contract for the purchase of services (including advertising), supplies, components or equipment which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter (other than contracts relating to the purchase of merchandise in the ordinary course);

(c) any Contract for the sale of any services or products which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter;

(d) any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money in an amount in excess of $350,000 or any guaranties of any such indebtedness;

(e) any mortgage agreement, deed or trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Companies (other than (i) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future liability not in excess of $350,000 per contract or lease, (ii) protective filings of financing statements under the Uniform Commercial Code, (iii) agreements evidencing Encumbrances created by a landlord of Leased Real Estate and (iv) any Permitted Real Property Exceptions);

(f) any license of Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted, including source code escrow agreements for Software (other than (i) any Intellectual Property or Software being provided to Buyer pursuant to the Transition Services Agreement and (ii) non-exclusive implied licenses and non-exclusive, non-negotiated licenses for the use of third-party Intellectual Property in connection with the sale of products or services);

(g) any material partnership, joint venture or other similar agreement or arrangement;

(h) any covenant not to compete that materially restricts the operation of the Business as presently conducted, other than those providing for non-competition with a licensed department within a particular store location;

(i) any radio, television or newspaper advertising Contract which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter (other than those that are or at the Cut-Off Date will be terminable at will or upon not more than 90 days’ notice by Seller without penalty);

(j) any management, personal service, consulting or other similar type of Contract which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter;

(k) any Employment Agreement that cannot be terminated without penalty or liability upon 30 days or less notice;

(l) any Contract granting any Person an option or right of first refusal with respect to any asset of the Business other than the Real Estate;

(m) any Contract for the design or construction of any facilities for the Business which is reasonably expected to involve the payment of more than $350,000 in any fiscal year after the fiscal year ended January 28, 2006; or

(n) any Contract not made in the ordinary course of business which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter.

Section 4.15 Status of Contracts. Except as set forth in Schedule 4.15 of the Seller Disclosure Schedule or in any other Schedule in the Seller Disclosure Schedule, each of the leases, contracts, licenses and other agreements listed in Schedules 4.10 and 4.14 of the Seller Disclosure Schedule (collectively, the “Business Agreements”) is in full force and effect, other than those Business Agreements the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of the Companies is in, or, to the Knowledge of Seller, is alleged to be in, breach or default under any of the Business Agreements, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such breach or default, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available in all material respects true, complete and correct copies of all Business Agreements to Buyer.

Section 4.16 ERISA. (a) Each Welfare Plan and Pension Plan maintained in connection with the Business or in which at least one Business Employee participates is listed on

Schedule 4.16(a) of the Seller Disclosure Schedule, and Seller has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan. With respect to each Company Plan, Seller has also made available to Buyer (as applicable) the most recent actuarial and trust reports, the most recent Form 990 or Form 5500, whichever is applicable, and all schedules thereto, the most recent IRS determination letter and, in the case of a Company Plan that is funded through a trust, copies of such trust.

(b) Except as set forth in Schedule 4.16(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, with respect to each Welfare Plan and Pension Plan listed on Schedule 4.16(a) of the Seller Disclosure Schedule, (i) each such plan has been maintained and operated in compliance in all material respects with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder and (ii) no material litigation or asserted claims against Seller or any of the Companies exist with respect to any such plan other than routine claims for benefits in the normal course of business.

(c) Except as set forth in Schedule 4.16(c) of the Seller Disclosure Schedule, each Pension Plan listed in Schedule 4.16(a) which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code, and Seller has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to materially adversely affect such qualification.

(d) None of the Pension Plans listed in Schedule 4.16(a) has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement.

(e) Any material employee benefits other than those listed in Schedule 4.16(a) of the Seller Disclosure Schedule relating to the Business which are in effect as of the Cut-Off Date and as to which the Companies have or may have in the future any liability (other than regular wages or salary), such as any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any education assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code are listed in Schedule 4.16(e) of the Seller Disclosure Schedule, and any written document which exists with respect to any such employee benefit has been made available to Buyer by Seller.

(f) Schedule 4.16(f) of the Seller Disclosure Schedule identifies (i) the position of each Business Employee who is a participant in the Saks Incorporated Amended and Restated 2000 Change in Control and Material Transaction Severance Plan (the “Severance Pay Plan”) and (ii) the category of severance benefits to which each such Business Employee is entitled under the Severance Pay Plan. A revised Schedule 4.16(f), which shall include the names of the individuals who are participants in the Severance Pay Plan, shall be delivered by Seller to Buyer at the Closing.

(g) The Companies individually and collectively have no material liabilities under the Code or ERISA exclusively as a result of being part of a group of corporations or trades or businesses under Section 414(b), (c), (m) or (o) of the Code or ERISA Section 4001(b)(1) which includes Seller.

(h) No Seller Plan, no Company Plan and no other agreement, contract or arrangement includes any provision that could result, separately or in combination with any other event, in the payment, acceleration or enhancement of any benefit being regarded as an “excess parachute payment” within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(i) The Parisian Associates’ Assistance Plan has been maintained in all material respects in accordance with the applicable requirements of Section 501(c)(3) of the Code, ERISA and state law, and no Company has any obligation to make contributions to the trust which is part of such plan.

Section 4.17 Environmental Compliance.

(a) Except as set forth in Schedule 4.17, and other than those matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) to the Knowledge of Seller, the operation of the Business and each store which is part of the Real Estate is in compliance with all applicable Environmental Laws and Environmental Permits and Seller and the Companies possess all permits and approvals required under all Environmental Laws with respect to the Business; (ii) there are no actions or proceedings pending, or to the Knowledge of Seller, threatened, against Seller or any Company in respect of the Business alleging noncompliance with or liability under any Environmental Law and neither Seller nor any Company has been subject to any administrative or judicial proceeding pursuant to applicable Environmental Laws any time during the past five years in respect of the Business; (iii) to the Knowledge of Seller, Seller and each of the Companies in respect of the Business has stored, used, operated, transported, treated or disposed of Hazardous Materials in compliance with all Environmental Laws; and (iv) neither Seller nor any of the Companies has received notice that Seller or any Company is liable under Environmental Laws relating to the off-site disposal of Hazardous Materials generated by the operations of Seller or such Company in respect of the Business.

(b) Except as set forth in Schedule 4.17, to the Knowledge of Seller, no Real Estate, improvement or equipment included in the Business contains any asbestos, asbestos-containing materials, polychlorinated biphenyls, underground storage tanks, above-ground storage tanks, radon, radioactive materials, urea formaldehyde foam insulation, petroleum and petroleum products, methane, hazardous wastes, hazardous chemicals, or sumps on or under any asset, in each case, that requires corrective action under Environmental Laws.

(c) To the Knowledge of Seller, Seller has heretofore made available to Buyer true, correct and complete copies of all material reports, correspondence and memoranda relating to environmental matters.

Section 4.18 Employee Relations and Agreements. (a) Schedule 4.18(a) of the Seller Disclosure Schedule contains a true and complete listing (excluding names and any other personally identifying information) of the position, status as exempt or non-exempt from overtime pay under the FLSA, annual salary or hourly wage rate, base rate of bonus opportunity, date of hire, and work location of all of the Business Employees (whether full-time, part-time, or otherwise). Such list shall be updated as of the Cut-Off Date and shall be revised so as to include the names of all Business Employees on the Cut-Off Date. Such updated and revised list shall be delivered by Seller to Buyer at the Closing. Such updated and revised list may be supplemented by Seller promptly following the Closing Date to add the names of any Business Employees who were unintentionally omitted from the list delivered by Seller to Buyer at the Closing. Seller has provided to Buyer true, correct, and complete copies of all Employment Agreements, personnel policies, and employee handbooks relating to the Business Employees. Neither Seller nor any of the Companies has (in respect of the Business) received a claim from any Governmental Body to the effect that it has improperly classified as an independent contractor any Person named in Schedule 4.18(a).

(b) Since the Financial Statements Date through the date of this Agreement, except as disclosed on Schedule 4.18(b) of the Seller Disclosure Schedule or as has occurred in the ordinary course of business consistent with past practices, none of the Companies has: (i) increased in any material respect the compensation payable or to become payable to or for the benefit of any Business Employees, (ii) provided any Business Employees with any material increase in security or tenure of employment, (iii) increased in any material respect the amount payable to any Business Employees upon the termination of such persons’ employment, or (iv) increased, augmented or improved in any material respect the benefits granted to or for the benefit of any Business Employee under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement, in each case, except as may be required under existing agreements.

(c) For the three-year period preceding the date of this Agreement, except as disclosed in Schedule 4.18(c):

(i) none of the Business Employees has been, or is currently, represented by a labor organization or group which was either certified or voluntarily recognized as an exclusive bargaining representative by any Governmental Body, including the National Labor Relations Board, and neither Seller nor any of the Companies has been or is a signatory to a collective bargaining agreement with any trade union, labor organization, or labor group related to the operations of the Business;

(ii) no labor dispute, walk out strike, slowdown, hand billing, picketing, or work stoppage (sympathized or otherwise) involving Business Employees has occurred, is in progress, or has been threatened;

(iii) neither the Seller nor any of the Companies is or has been (in respect of the Business) a state or federal contractor obligated to develop and maintain an affirmative action plan; and

(iv) to the Knowledge of Seller, Seller and each of the Companies has been in compliance in all material respects with all Labor Laws applicable to the operations of the Business.

(d) Except as set forth in Schedule 4.18(d) of the Seller Disclosure Schedule, no union or similar organization represents any Business Employees and, to the Knowledge of Seller, no such organization is attempting to organize such employees.

(e) Except as set forth in Schedule 4.18(e) of the Seller Disclosure Schedule, no director, officer or employee of the Companies is a party to any employment or other agreement with Seller or the Companies that entitles him or her to material compensation or other material consideration (other than any retention agreements that do not involve payments by Buyer or the Companies to any such director, officer or employee after the Closing).

Section 4.19 Insurance. True and complete copies or accurate summaries of all insurance policies in force relating to the Business have been made available to Buyer. Except as otherwise would not have a Material Adverse Effect, the Business is covered by policies of insurance maintained by Seller or any of the Companies covering such risks, in such amounts and with such deductibles and exclusions as are reasonable for Seller and its subsidiaries, taken as a whole, as determined by Seller in its reasonable business judgment. To the extent Seller or any of the Companies self-insure (i.e., by means of a deductible or similar retention) certain of their properties or risks, such self-insurance protects against such casualties and contingencies and is at such levels as is in accordance with reasonable business practices, as determined by Seller or any of the Companies in its reasonable business judgment.

Section 4.20 Sufficiency of Assets. To the Knowledge of Seller, the assets of the Companies constitute all of the assets necessary and sufficient to operate the Business as heretofore conducted by the Companies other than (a) assets that, individually and in the aggregate, are not material to the Business, (b) items identified in Schedule 4.20 as being excluded, (c) assets, properties and rights that are used by Seller to provide services pursuant to the Transition Services Agreement, (d) Software subject to the Software License Agreement, (e) assets, properties or rights that are used by Seller to perform its obligations under the Private Brands Agreement and (f) the shared contracts, agreements and arrangements identified by category in Schedule 4.20. Nothing in this Section 4.20 constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article IV.

Section 4.21 No Brokers. No broker, investment banker or other Person, other than Goldman, Sachs & Co. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.22 Condition of Assets. No representation or warranty, direct or indirect, by implication or otherwise, is made concerning or based upon the physical condition of the Real Estate or any other tangible assets of the Companies, all of which are being accepted “AS IS, WHERE IS” by Buyer (including as to all environmental aspects thereof, except as otherwise provided in Section 4.17). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE ASSETS, TANGIBLE OR INTANGIBLE, OF THE COMPANIES, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.23 No Undisclosed Liabilities. Except as disclosed in Schedule 4.23, to the Knowledge of Seller, neither Seller nor any of the Companies has any liabilities or obligations in respect of the Business (whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Year-End Balance Sheet or the Interim Financial Statements, except liabilities and obligations that have been incurred since the date of the Year-End Balance Sheet in the ordinary course of business, consistent with the past practice of Seller or any of the Companies, or are not (individually or in the aggregate) material to the Business.

Section 4.24 Industrial Development Bonds. Seller has provided to Buyer true, correct and complete copies of that certain Lease Agreement dated as of December 1, 1985 (the “IDB Lease”) between Parisian, Inc. and the Industrial Development Board of the City of Birmingham, Alabama, and all supplements or amendments to the IDB Lease. The Industrial Development Board of the City of Birmingham, Alabama First Mortgage Industrial Revenue Bonds (Parisian, Inc. Project) Series 1985 have been paid in full. Neither Seller nor any of the Companies has paid any ad valorem taxes with respect to the Project (as defined in the IDB Lease) during the term of the IDB Lease, except for personal property taxes with respect to furniture and equipment. Seller has not received any notice (oral or written) from any Governmental Body questioning in any manner whether the Project is exempt from state and local ad valorem taxation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 5.2 Authority of Buyer; Conflicts. (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, and any other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights and to general principles of equity.

(b) The execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, the consummation of any of the transactions contemplated hereby or thereby by Buyer and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will not:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the certificate of incorporation or bylaws of Buyer, (2) any note, instrument, contract, agreement, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (4) such filings as may be required in connection with the Taxes described in Section 7.2(a)(v) and (5) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 5.3 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.3 of the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”):

(a) as of the date hereof, there are no actions, suits, proceedings or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which would, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(b) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 5.4 Financing. Buyer has (or will have at Closing) sufficient funds available for it to pay the Purchase Price.

Section 5.5 Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

Section 5.6 No Brokers. No broker, investment banker or other Person, other than Wachovia Securities, the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 6.1 Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Seller shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of the Companies to the extent Buyer shall reasonably deem necessary for Buyer to operate the Business after the Effective Time and shall furnish to Buyer or its authorized representatives such additional information concerning the Business (as conducted by the Companies) as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to which Seller or the Companies is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 6.1; provided, further, Seller shall not be required to furnish or otherwise make available to Buyer competitively sensitive information relating to areas of the Business in which Buyer or its Affiliates compete against the Companies; and, provided, further, that neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of the Business or any other businesses of Seller or any of its Affiliates other than the persons identified on Schedule 6.1 of the Seller Disclosure Schedule without Seller’s prior written consent, which shall not be unreasonably withheld. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Companies or Seller.

Section 6.2 Notifications. Each of Buyer and Seller shall promptly notify the other after it becomes aware of:

(a) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement;

(b) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any of the Companies, Seller or Buyer, as the case may be, that would have been listed in Schedule 4.13 of the Seller Disclosure Schedule (without giving effect to the Material Adverse Effect qualifiers therein) or Schedule 5.3 of the Buyer Disclosure Schedule, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof;

(c) any changes or events which, individually or in the aggregate, have a Material Adverse Effect;

(d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(e) the damage or destruction by fire or other casualty of any material portion of the assets of the Business or in the event that any material portion of the assets of the Business becomes the subject of any proceeding or, to the Knowledge of Seller or Buyer, as the case may be, threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

provided, however, that if a party fails to notify the other party under this Section 6.2, (x) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 6.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 10.1(a)(i) or Section 10.2(a)(i), as applicable, for breach of a representation and warranty and the limits set forth in Section 10.1(a) or Section 10.2(a), as applicable, shall apply to any such indemnification and (y) a failure to comply with this Section 6.2 shall not cause the failure of any condition set forth in Articles VIII or IX to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Articles VIII or IX to be satisfied. Each party acknowledges that the other party does not and will not waive any rights it may have under this Agreement as a result of receiving such notifications.

Section 6.3 Consents of Third Parties; Governmental Approvals.

(a) During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Seller, upon the request of Buyer, shall use its commercially reasonable efforts to cooperate with Buyer, in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Seller or any of its Affiliates (including the Companies on or prior to the Closing Date) to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body), unless, in the case of any cost or expense incurred by Seller or any of its Affiliates, Buyer agrees to reimburse Seller or such Affiliate for such cost or expense; provided, further, that prior to the Closing neither Buyer nor its officers, employees or authorized representatives may contact any customer, supplier, lessor or other third party (other than any Governmental Body) in connection with any such consent without Seller’s prior written consent (which consent shall not be unreasonably withheld).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body (including those in connection with the HSR Act as provided in Section 6.5), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (iii) in the case of Buyer, promptly, if required by any Governmental Body in order to consummate the transactions contemplated hereby, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular properties of Buyer, its subsidiaries and/or the Companies and to hold separate such properties pending such sale or other disposition), unless any such action would result in a material adverse effect on Buyer and its subsidiaries, taken as a whole and after giving effect to the transactions contemplated by this Agreement, (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party), and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

Section 6.4 Operations Prior to the Closing Date. (a) Seller shall use its commercially reasonable efforts to, and to cause the Companies to, operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Seller shall use its commercially reasonable efforts to, and shall cause the Companies to use their commercially reasonable efforts consistent with good business practice to, preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Companies.

(b) Notwithstanding Section 6.4(a), except as set forth in Schedule 6.4 of the Seller Disclosure Schedule, except as contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not permit the Companies to:

(i) make any material change in the Business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii) purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice, (B) capital expenditures contemplated by the fiscal 2006 capital budget for the Business made available to Buyer, (C) capital expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller or the Companies, (D) capital expenditures required by any Governmental Body and (E) such capital expenditures not covered by clauses (A) through (D) above that do not exceed $2,000,000 in the aggregate);

(iii) exercise any option to extend a lease listed on Schedule 4.9(a)(i);

(iv) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of business) or grant any Encumbrance with respect to the assets of any of the Companies, in each case other than Permitted Encumbrances, Permitted Real Property Exceptions and Encumbrances imposed by the Credit Agreement;

(v) transfer any material assets (other than cash in excess of Register Cash prior to the Effective Time) to Seller or any of its Affiliates (other than the Companies);

(vi) institute any material increase in the benefits available under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to any Business Employees, other than as expressly required by the terms of any such plan as in effect on the date of this Agreement or Requirements of Law;

(vii) (A) grant to any Key Employee any increase in compensation or other material benefits (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such Key Employee after the Closing) or grant to any Business Employee any material increase in compensation or other benefits (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such Key Employee after the Closing) except as may be required under existing agreements or in the ordinary course of business consistent with past practice or (B) designate any Business Employee as a participant in the Severance Pay Plan pursuant to Section 2.A(ii) of the Severance Pay Plan;

(viii) redeem or otherwise acquire any shares of their capital stock or issue any capital stock or any option, warrant or right relating thereto;

(ix) enter into or amend any collective bargaining agreement;

(x) acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(xi) sell or otherwise dispose of any assets that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);

(xii) materially adversely modify or amend any Business Agreement;

(xiii) make any material change in the accounting methods or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

(xiv) amend the articles of incorporation or by-laws of the Companies;

(xv) intentionally waive in writing any right of any material value of or with respect to the Business;

(xvi) enter into any material agreement, contract or arrangement with any of its Affiliates relating to the Business;

(xvii) create any new gift certificate, gift card, merchandise voucher, coupon or refund program for the Business or amend in any material respect the Seller Gift Programs, in each case, other than in the ordinary course of business consistent with past practice;

(xviii) create any new return policy for merchandise purchased from the Business or amend in any material respect the Seller Return Policies;

(xix) from the date of this Agreement through September 30, 2006, (A) place any orders (other than fill-in or replenishment orders) for spring 2007 products bearing a Private Brand (as defined in the Private Brands Agreement) or (B) place any fill-in or replenishment orders for products bearing a Private Brand (as defined in the Private Brands Agreement) scheduled for delivery after June 30, 2007; or

(xx) agree to do any of the foregoing.

Section 6.5 Antitrust Law Compliance. As promptly as practicable after the date hereof, Buyer and Seller shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of Buyer and Seller (i) agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations, (ii) shall request early termination of the thirty (30) day notification period provided for under the HSR Act and (iii) shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ.

Section 6.6 Termination of Certain Intercompany Accounts; Intercompany Agreements. (a) At or prior to the Closing, Seller shall release, cancel, terminate or otherwise settle in the most tax-efficient manner all intercompany accounts among Seller and its Affiliates relating to the Companies at or prior to the Effective Time. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any intercompany accounts or the cancellation thereof.

(b) All rights and obligations of Seller and its Affiliates (other than the Companies), on the one hand, and of the Companies, on the other hand, under agreements (other than the Buyer Ancillary Agreements and the Seller Ancillary Agreements) (together, the “Intercompany Agreements”) between Seller and its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, shall terminate or otherwise be released, including by way of assignment of rights and obligations of a Company to Seller or one of its Affiliates, as of the Effective Time. Following the Effective Time, neither Seller and its Affiliates (other than the Companies), on the one hand, nor the Companies, on the other hand, shall have any obligation or liability to the other with respect to the Intercompany Agreements.

(c) All obligations of the Companies with respect to the Credit Agreement including all guaranties by the Companies pursuant to the Credit Agreement and the Indentures shall be terminated, discharged and released as of the Effective Time. Following the Effective Time, none of the Companies shall have any obligation or liability with respect to the Credit Agreement or the Indentures. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any liabilities of the Companies relating to the Credit Agreement or the Indentures.

Section 6.7 Indebtedness; Release of Guaranties. Prior to the Closing, Buyer shall use commercially reasonable efforts to (a) obtain letters of credit in replacement of the letters of credit of Seller or any Affiliate of Seller set forth in Schedule 6.7 of the Seller Disclosure Schedule (the “Identified Guaranties”), which shall be effective as of the Effective Time and shall be in such form and from such financial institutions satisfactory to the holder of such Identified Guaranty, and (b) cause Seller or such Affiliate to be fully released, as of the Cut-Off Date, in respect of all obligations under such Identified Guaranties. With respect to any other obligations of Seller under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller relating to the Business which Seller notifies Buyer in writing (the “Other Guaranties”), Buyer shall use commercially reasonable efforts to cause Seller to be fully released, in each case, effective as promptly as practicable after the Cut-Off Date, in respect of all obligations of Seller and any of its Affiliates under any such Other Guaranties. If, at or prior to the Closing, after using commercially reasonable efforts to do so, Buyer is unable to effect such a substitution and release with respect to (i) any Other Guaranty or (ii) any Identified Guaranty, Buyer shall indemnify Seller against any and all Loss or Expense arising from such Other Guaranty or such Identified Guaranty. Seller shall make a claim for indemnification against any such Loss or Expense in accordance with Section 10.3. Such Loss or Expense shall include the cost of maintaining the Identified Guaranties and, on the ninety-first (91st) day following the Closing Date, shall include two hundred percent (200%) of such cost. Without limiting the foregoing, after the Closing, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by an Other Guaranty or an Identified Guaranty without providing Seller with evidence satisfactory to Seller that Seller’s Other Guaranty or Identified Guaranty has been released. Any cash or other collateral posted by Seller or one of its Affiliates in respect of any Other Guaranty or any Identified Guaranty shall be delivered to Seller.

Section 6.8 Ancillary Agreements. (a) At the Closing, Seller and Buyer shall enter into an agreement substantially in the form of Exhibit A providing for certain transition services by Seller and its Affiliates for Buyer and its Affiliates after the Effective Time (the “Transition Services Agreement”).

(b) At the Closing, Seller and Buyer shall enter into an agreement substantially in the form of Exhibit B, providing the Companies after the Effective Time with a non-exclusive license to use certain Software owned by Seller and its Affiliates and used in connection with the conduct of the Business (the “Software License Agreement”).

(c) At or prior to the Closing, Club Libby Lu, Inc., a direct subsidiary of Seller, and Parisian Stores, Inc. shall enter into an agreement substantially in the form of Exhibit C, relating to the operation of the Club Libby Lu business (the “CLL Licensed Departments Agreement”).

(d) At the Closing, Seller and Parisian Stores, Inc. shall enter into a sublease substantially in the form of Exhibit D providing for the sublease by Seller from Parisian Stores, Inc. of a portion of the premises located at 750 Lakeshore Parkway, Birmingham, Alabama 35211 (the “Birmingham Sublease”).

(e) At the Closing, Seller and Parisian Stores, Inc. shall enter into an agreement substantially in the form of Exhibit E, providing for the purchase and sale by the Companies of private brands after the Effective Time (the “Private Brands Agreement”).

Section 6.9 HSBC. As promptly as practicable after the date hereof (but effective at the Effective Time), Buyer or its designee shall, with respect to stores operated by the Companies, either (a) enter into a program agreement with HSBC Bank Nevada, National Association (successor in interest to Household Bank (SB), N.A.) (“HSBC”) that is acknowledged by HSBC to satisfy the requirements set forth in Section 9.05(f) of the Program Agreement dated as of April 15, 2003 and as amended as of April 15, 2003 and June 15, 2004 by and among Seller, Jackson Office Properties, Inc. (successor in interest to McRae’s, Inc.) and HSBC (the “Program Agreement”) (which acknowledgment is in a form reasonably satisfactory to Seller) or (b) (i) purchase the “Accounts” and “Account Receivables” (as each such term is defined in the Program Agreement) associated with such stores from HSBC for the price set forth in Section 9.05(b) of the Program Agreement and (ii) pay over to Seller on the effective date of such purchase cash in the amount equal to the difference between (x) the amount paid to HSBC in connection with such purchase and (y) the amount equal to the price set forth in clauses (i) and (ii) of the second sentence of Section 9.06 of the Program Agreement multiplied by a fraction, the numerator of which shall be the sum of the Account Receivables associated with the stores of the Business (as of the date of purchase) and the denominator of which shall be the sum of the Account Receivables associated with all stores (including the stores of the Business) covered by the Program Agreement (as of the date of purchase). Buyer agrees to obtain all necessary consents and approvals from all Governmental Bodies and to make all necessary registrations and filings in order to effect this Section 6.9. At Buyer’s request, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in complying with this Section 6.9; provided, however, that Seller and its Affiliates shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party with respect to this Section 6.9.

Section 6.10 Treatment of Specified Assets and Liabilities. (a) Prior to the Closing, Seller shall be entitled to cause the transfer (by dividend or otherwise) of the following assets to an Affiliate of Seller: (i) any cash, cash equivalents or marketable securities held by the Companies (other than Register Cash), (ii) any receivables and (iii) all furniture, fixtures, equipment and other personal property used primarily by the employees set forth in Exhibit J.

(b) Notwithstanding anything to the contrary in this Agreement, all receipts by and receivables of Seller or the Companies received or arising on or before the Cut-Off Date, including cash (excluding Register Cash), checks and bank drafts (whether cleared before or after the Effective Time), and proceeds from third-party credit card or debit card transactions (whether posted before or after the Effective Time) shall be excluded from the transactions contemplated hereby, and Buyer shall cause payment in an aggregate amount equal to such receipts and receivables to be made by Buyer or the Companies to Seller immediately after Seller makes demand therefor; provided, however, that (i) this Section 6.10(b) shall not affect accounts and account receivables owned by HSBC and (ii) Seller shall cause the Business to be in possession of the Register Cash at the opening of the stores of the Companies on the day after the Cut-Off Date. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any such cash, checks, bank drafts, proceeds or receivables.

(c) Buyer and Seller acknowledge that the Business may have cash, checks and bank drafts on hand greater than Register Cash as of the Effective Time. Seller will determine as soon as practicable in accordance with its standard cash accounting procedures the actual amount of cash, checks and bank drafts in the stores of the Business as of the Effective Time and provide Buyer notice of such amounts. Without in any way limiting Seller’s rights under Section 6.10(b), Buyer and Seller will settle via wire transfer of immediately available funds within two business days after such notice is given by Seller to Buyer any variance from the Register Cash, together with interest thereon at the Agreed Rate, calculated on the basis of the number of days elapsed from the Effective Time through but excluding the payment date.

(d) Seller shall be responsible for, and shall indemnify and hold harmless each Buyer Group Member from, any liability or obligation to the extent relating to, resulting from or arising out of any former operations or properties of any of the Companies that have been discontinued or disposed of prior to the Effective Time.

Section 6.11 Capital Expenditures Prior to Closing. Notwithstanding anything to the contrary contained herein, Seller and its Affiliates may make and undertake any work contemplated by the Capital Expenditures described on Schedule 6.11 of the Seller Disclosure Schedule (collectively, the “Pre-Approved Capital Expenditures”), in addition to the Approved Capital Expenditures. Buyer will at Closing pay to Seller the amount expended by Seller or its Affiliates on account of all Pre-Approved Capital Expenditures and Approved Capital Expenditures made after the date hereof and prior to the Closing, and Buyer will assume responsibility for and release Seller from liability for all such expenditures.

Section 6.12 Private Brands.

(a) During the period prior to the Effective Time, Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts so that Buyer and its Affiliates will receive, at or prior to the Effective Time, consents from each of the owners or licensors of the private brands set forth in Exhibit K (collectively, the “Third Party Brand Licensors”) in connection with the transactions contemplated by the Private Brands Agreement.

(b) Prior to the Closing, Seller shall use commercially reasonable efforts to enter into such agreements with third-party vendors as are necessary to enable Seller to deliver Products (as defined in the Private Brands Agreement) to Buyer; provided, however, that Seller and its Affiliates shall have no obligation to pay money or grant any accommodation to any third party in order to enter into such agreements, except to the extent that Buyer agrees to reimburse Seller or such Affiliate for any such payment made by Seller or such Affiliate at the request of Buyer.

(c) Buyer acknowledges that a draft of Schedule 1 of the Private Brands Agreement will be delivered within 10 days of the date hereof based on information then readily available to Seller. Schedule 1 of the Private Brands Agreement will be finalized by Seller as of five days before the Closing to reflect new order and fill-in orders placed (in each case, subject to Section 6.4(b)(xix)), goods received, new information obtained and other adjustments made in the ordinary course of business between the date Schedule 1 was originally prepared and the date Schedule 1 is finalized (regardless of expected delivery date). At the Closing, Seller shall deliver to Buyer such finalized Schedule 1.

Section 6.13 No Solicitation. After the date hereof and prior to the earlier of the Closing and the date on which this Agreement is terminated, Seller shall not, nor shall it authorize or permit any of its Affiliates, advisors or agents, directly or indirectly, to (a) knowingly solicit, initiate or encourage or facilitate the making of an Alternative Proposal or (b) participate in, engage in, knowingly encourage or facilitate any discussion or negotiation regarding, or furnish to any Person any information with respect to, or knowingly take any other action to assist or facilitate any inquiries or the making of, any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller or its Board of Directors from soliciting or initiating the submission of any Seller Acquisition Proposal.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Use of Names. (a) Seller is not conveying ownership rights or granting Buyer or the Companies a license to use any of the trade names, service marks or trademarks of Seller or any Affiliate of Seller (other than trademarks and service marks included in the Registered Intellectual Property identified on Schedule 4.11(a) of the Seller Disclosure Schedule as being owned by the Companies) (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer shall not permit the Companies or any Affiliate of the Companies to use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks, except as provided in this Section 7.1. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 7.1, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 7.1 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Seller and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 7.1, without the necessity of posting a bond.

(b) Buyer shall cause the Companies to cease promptly, but in no event later than 60 days after the Cut-Off Date, using any (i) advertising or promotional materials and (ii)

any stationery, business cards, business forms and other similar items owned by the Companies as of the Closing Date, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall cause the Companies, when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, to make reasonably clear to all other applicable parties that Buyer or one of the Companies, rather than Seller or any Affiliate of Seller (other than the Companies), is the party entering into or conducting the contractual relationship; and provided, further, that Buyer shall ensure that personnel of the Companies using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller.

(c) Buyer shall cause the Companies to cease promptly, but in no event later than 120 days after the Closing Date, using any packaging materials owned by the Companies as of the Closing Date that contain anywhere thereon any of the Retained Names and Marks, unless such materials are changed to completely and permanently cover, delete or obliterate the Retained Names and Marks or anything confusingly similar thereto.

(d) Buyer shall have the right to exhaust all inventories of finished products owned by any of them as of the Cut-Off Date that contain as part of the physical products themselves (e.g., embroidered on a shirt or a label on a shirt, but not product packaging covered by clause (c) above) any of the Retained Names and Marks, provided that Buyer shall cause the Companies to use all commercially reasonable efforts to dispose of such finished products promptly after the Cut-Off Date.

(e) Other than as permitted under clauses (b) through (d) above, Buyer shall not and shall cause the Companies not to use, without the prior written consent of Seller, any of the Retained Names and Marks (or anything confusingly similar thereto) in any manner whatsoever.

(f) At the Closing, Buyer will cause the Companies to enter into a short-term trademark and trade name license agreement that grants Seller and Affiliates of Seller the right to use the trademarks and trade names specified on Schedule 4.11(a) in a manner similar to the manner in which Seller and Affiliates of Seller use such trademarks and trade names as of the date of this Agreement for a period of up to 180 days following the Cut-Off Date.

Section 7.2 Tax Matters. (a) Liability for Taxes. (i) Seller shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Buyer Group Member against any and all Taxes (A) imposed on any of the Companies pursuant to Treas. Reg. § 1.1502-6 or similar provision of state or local law solely as a result of the Companies having been members of the Seller’s Affiliated Group, (B) imposed on any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that ends on or before the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Cut-Off Date, (C) any Section 338 Taxes, (D) any Income Taxes arising from transactions outside the ordinary course of business after the Cut-Off Date but before the Closing, (E) any Income Taxes imposed as a result of the Companies ceasing to be members of Seller’s Affiliated Group on the Closing Date, under the intercompany transaction and excess loss account rules described in Treasury

Regulations under Section 1052 of the Code, and (F) any Taxes imposed by reason of the transfer of assets pursuant to Section 6.10 (the “Section 6.10 Taxes”); provided, however, that Seller shall not be liable for or pay, and does not agree to indemnify or hold harmless any Buyer Group Member from and against, (I) Taxes to the extent shown as a liability on the Cut-Off Date Working Capital Statement, and (II) any Taxes (other than Section 338 Taxes) that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares of Parisian Wholesalers, Inc. or that result from the transactions contemplated by this Agreement otherwise being treated as a purchase or sale of assets of any of the Companies for federal, state, local or other Tax purposes (Taxes described in this proviso, hereinafter “Excluded Taxes”). Seller shall be entitled to any refund of (or credit for) Taxes for which Seller is liable pursuant to this Section 7.2, except for any refund to the extent shown as an asset on the Cut-Off Date Working Capital Statement.

(ii) Buyer shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that begins after the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Cut-Off Date (except for Income Taxes described in Section 7.2(a)(i)(C), (B) Excluded Taxes, and (C) in the case of any Tax, the excess, if any, of (i) the amount of such Tax shown as a liability on the Cut-Off Date Working Capital Statement over (ii) the amount of Tax that would have been shown as a liability on the Cut-Off Date Working Capital Statement if such amount had been based on the actual amount of Tax paid; provided, however, that Seller shall be liable for all Section 6.10 Taxes. Within ten (10) days after the payment of any Tax shown as a liability on the Cut-Off Date Working Capital Statement, Buyer shall provide Seller with an officer’s certificate stating the amount of any excess described in clause (C) of the preceding sentence with respect to such Tax. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes for which Buyer is liable pursuant to this Section 7.2.

(iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of any of the Companies for a Straddle Period, the determination of the Taxes of such Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Cut-Off Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Cut-Off Date and the other which began at the beginning of the day following the Cut-Off Date, and items of income, gain, deduction, loss or credit of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies were closed at the close of the Cut-Off Date, and by assuming that the Companies ceased filing consolidated, combined or unitary Tax Returns with Seller’s Affiliated Group as of the close of the Cut-Off Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. In the case of a Straddle Period ending on the Closing Date, the amount of Taxes (other than Income Taxes) for such Straddle Period that relates to the portion of the Straddle Period ending on and including the Cut-Off Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Cut-Off Date and the denominator of which is the number of days in such Straddle Period.

(iv) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Cut-Off Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to paragraph (a) of this Section 7.2, and such change is reasonably expected to result in a decrease in the Tax liability of any of the Companies, Buyer or any Affiliate or successor of any thereof for any taxable year or period beginning after the Cut-Off Date or for the portion of any Straddle Period beginning after the Cut-Off Date, Seller shall not be liable pursuant to such paragraph (a) with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Seller or any Affiliate thereof, Buyer shall pay Seller an amount equal to such decrease).

(v) Notwithstanding anything herein to the contrary, Buyer shall indemnify Seller and its Affiliates for any deduction allowed to Buyer or its Affiliates (including, after the Effective Time, any of the Companies) for compensation (including any deduction for amounts treated as compensation under Treas. Reg. § 1.83-7) paid or payable by Seller or any of its Affiliates (other than, after the Effective Time, the Companies) in cash, stock or other property.

(vi) Notwithstanding anything herein to the contrary, Buyer shall pay, and agrees to indemnify and hold harmless each Seller Group Member from and against any and all real property transfer or gains Taxes, sales Taxes, use Taxes, stamp Taxes, stock transfer Taxes, or other similar Taxes imposed on the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), except that Seller shall pay, and agrees to indemnify and hold harmless each Buyer Group Member from and against, any Transfer Taxes that are Section 6.10 Taxes.

(b) Tax Returns. (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Income Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date (in the case of Income Taxes filed on a consolidated, combined or unitary basis with Seller or an Affiliate thereof (other than solely another Company)) and Seller shall remit, out of its own funds, any Taxes shown to be due in respect of such Income Tax Returns and all non-Income Tax Returns with respect to the Companies that are due on or before the Cut-Off Date, and Seller shall cause to be remitted, out of funds of the Companies, any Taxes shown to be due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Companies and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Seller after the date hereof for non Income Taxes (I) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns and (II) if requested by Buyer, such Tax Returns shall be submitted to Buyer not later than 10 days prior to the due date for filing such Tax Returns for review and approval by Buyer, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (I) of this sentence. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to paragraph (a) of this Section 7.2 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 15 business days prior to the due date for paying such Taxes.

(ii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies with respect to any taxable year or period ending on or before the Cut-Off Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

(iii) Buyer shall promptly cause each of the Companies to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of each of the Companies. Buyer shall cause the Tax Package to be delivered to Seller within 45 days after the Closing Date.

(c) Contest Provisions. (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Section 7.2.

(ii) Seller shall have the sole right to represent each Company’s interests in any Tax audit or administrative or court proceeding relating to Taxes for which Seller may be liable pursuant to this Section 7.2, and to employ counsel of its choice at its expense. In the case of a Straddle Period (other than a Straddle Period ending on or before the Closing Date), Buyer shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Income Taxes attributable to the portion of such Straddle Period beginning after the Cut-Off Date and, with the written consent of Seller, and at Buyer’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or any of the Companies may settle any claim for any Taxes for which Seller may be liable pursuant to paragraph (a) of this Section 7.2, without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

(d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2(b);

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the other may have a liability under this Section 7.2;

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Tax;

(vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.2(a)(v) (relating to sales, transfer and similar Taxes); and

(vii) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7.2.

(e) Election Under Section 338(h)(10). (i) In connection with the purchase of the Shares of Parisian Wholesalers, Inc. hereunder, Seller and Buyer shall make a joint election under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law (collectively, the “Section 338(h)(10) Elections”) Seller and Buyer shall within 30 days after the completion of the Allocation Schedule, but in no event later than 15 days prior to the due date for filing Internal Revenue Service Form 8023, exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and local forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

(ii) Buyer and Seller shall jointly appoint an independent appraiser (the “Appraiser”) to conduct and to deliver to Buyer and Seller, within 90 days following the Closing Date, an appraisal (the “Appraisal”) of the fair market value as of the Closing Date of the assets of Parisian Wholesalers, Inc. The cost of the Appraisal shall be paid by Buyer.

(iii) Within 30 days following receipt of the Appraisal, Buyer and Seller shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Adjusted Deemed Sales Price, as defined in Treas. Reg. § 1.338-4T, for Parisian Wholesalers, Inc. among the assets of Parisian Wholesalers, Inc. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal. Buyer and Seller each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party. Buyer and Seller each agrees to file all federal, state, local and foreign Tax Returns in accordance with the Appraisal and the Allocation Schedule.

Section 7.3 Employees and Employee Benefits.

(a) Offers of Employment. Buyer will cause the Companies to continue the employment effective immediately after the Effective Time of all Business Employees, including each such employee on medical, disability, family or other leave of absence as of the Effective Time, except those Business Employees who at the Effective Time are receiving long-term disability benefits under any Seller Plan, which Business Employees will be offered employment by Buyer provided that they report for active employment within six months after the date on which they began receiving long-term disability benefits. At the Closing, Seller will provide to Buyer a list showing the names of each then employee on leave of absence. The continued employment immediately following the Effective Time of each Business Employee shall in each case provide (i) at least the same base wages, annual base salary and annual rate of bonus potential at target performance levels (determined as a percentage of annual base salary) (other than employee benefits, which are subject to Section 7.3(c)) as the base wages, annual base salary and annual base rate of bonus potential at target performance levels (determined as a percentage of annual base salary) (but excluding any equity-based compensation) provided to each such employee on the Cut-Off Date and (ii) with respect to any Business Employee who is a participant in the Severance Pay Plan, employment at a location not more than fifty (50) miles from the Business Employee’s current location. The Business Employees who continue to be employees of the Companies immediately following the Effective Time are referred to as “Retained Employees.” Nothing in this Section 7.3(a) shall obligate Buyer or the Companies to continue the employment of any such Retained Employee for any specific period (it being understood that Buyer and the Companies shall be obligated to pay severance benefits pursuant to Section 7.3(d)).

(b) Individual Employment Contracts. As of the Effective Time, Buyer will assume, or will cause the Companies to assume or retain, as the case may be, Seller’s or the Companies’ obligations under the Employment Agreements described in items 1, 2 and 3 of Schedule 4.18(e) of the Seller Disclosure Schedule, and all of the obligations as the employer under such contracts and agreements; provided, however, that Seller shall (i) remain responsible for (A) the obligations as the employer under such contracts and agreements set forth in items 4 through 13 and item 15 of Schedule 4.18(e) of the Seller Disclosure Schedule and (B) any obligations under such Employment Agreements as in effect at the Effective Time relating to or arising out of Seller’s equity-based compensation and (ii) pay as of the Closing (or promptly thereafter) all performance bonuses accrued for each Retained Employee under the bonus programs described in item 5 of Schedule 4.16(e) of the Seller Disclosure Schedule. Buyer shall assume Seller’s responsibility to pay the retention bonuses called for under the retention arrangements described in item 14 of Schedule 4.18(e) of the Seller Disclosure Schedule when, and to the extent, payable under the terms of such arrangements.

(c) Buyer’s Employee Benefit Plans Generally. As of the Effective Time, Buyer shall make available to each Retained Employee employee benefits (other than benefits under Buyer’s employee benefit plan which is a defined benefit plan within the meaning of Section 414(j) of the Code) that are at least comparable to the benefits that are made available to an employee of Buyer who performs comparable services or undertakes comparable responsibilities for Buyer and who has completed the same length of service with Buyer. After the Effective Time, except as otherwise provided in the following subsections of this Section 7.3, the following shall apply:

(i) As of the Effective Time, Buyer will assume, or will cause the Companies to continue, the Parisian Associates’ Assistance Plan.

(ii) As of the Effective Time, Buyer will assume, or will cause the Companies or Buyer’s or the Companies’ Pension Plans or Welfare Plans, as applicable, to assume, all liabilities and obligations for benefits payable under each Seller Plan and employee or fringe benefit plan or arrangement set forth in Schedule 7.3(c)(ii) of the Seller Disclosure Schedule to or with respect to (A) any Business Employee, including any employee on medical, disability, family or other leave of absence as of the Cut-Off Date, (B) any former employee of the Business who was on the payroll of the Companies on the date the individual’s most recent termination of employment from Seller and all of the Affiliates of Seller occurred and (C) any dependent or former dependent of any such employee or former employee, including any dependent or former dependent entitled to COBRA coverage assumed by Buyer under Section 7.3(h) (collectively, “Covered Persons”). Such assumed liabilities include liabilities that relate to events occurring or expenses incurred at or prior to the Effective Time but that have not been paid as of the Effective Time. Any such benefits related to events occurring or expenses incurred after the Effective Time shall be determined under the terms of Buyer’s Plans, except as provided to the contrary in the following subsections of this Section 7.3.

(iii) Buyer shall give each Retained Employee service credit under Buyer’s DC Plan and plans which provide benefits described in Section 3(1) of ERISA (“Buyer’s Welfare Plans” and, together with Buyer’s DC Plan, “Buyer’s Plans”) or personnel policies that cover the Retained Employee, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with Seller and its Affiliates prior to the Effective Time on the same basis as Buyer credits services for its own employees and, with respect to Buyer’s Welfare Plans, shall allow such Retained Employees to participate in each such Welfare Plan of Buyer without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Welfare Plans of Seller in which such Retained Employee was a participant immediately prior to the Effective Time and shall credit the Retained Employee with any expenses that were paid by the Retained Employee under the Welfare Plans of Seller for purposes of determining deductibles, co-pays and other applicable limits under Buyer’s Plans. To the extent any Retained Employee or eligible dependent of any Retained Employee is hospitalized as of the Effective Time under any Seller Plan providing medical benefits, such person will continue to be covered under the medical coverage provided by such Seller Plan until the date such Retained Employee or such eligible dependent is released from the hospital, and Buyer or the Companies shall reimburse Seller for any expenses associated with such extended hospital stay payable under any Seller Plan that are incurred after the Effective Time.

(iv) No portion of the assets of any trust or other fund maintained by Seller (except for the Parisian Associates’ Assistance Plan) for the purpose of paying benefits under any of the Seller Plans will be transferred to Buyer, the Companies or any Buyer’s Plan.

(d) Severance Benefits. If any Retained Employee who is not a participant in the Severance Pay Plan is involuntarily terminated by Buyer or the Companies in the fiscal year that includes the Cut-Off Date, Buyer will cause the Companies to provide to the Retained Employee under Buyer’s Plans benefits that are at least equal to the severance pay and other benefits specified in Schedule 4.16(f) of the Seller Disclosure Schedule. Buyer and Seller agree that the transactions contemplated by this Agreement shall be treated as if they were a “change of control” under the Severance Pay Plan. If any Retained Employee is entitled to severance benefits under the Severance Pay Plan pursuant to the “change of control” provisions thereunder (giving effect to the treatment of the transactions contemplated by this Agreement as a “change of control” under the Severance Pay Plan), Buyer will cause the Companies to provide to such Retained Employee the severance pay and other benefits provided under the Severance Pay Plan in lieu of any severance to which such Retained Employee would be entitled under any Buyer’s Plan.

(e) Vacation Pay and Personal Holidays. Buyer shall credit to each Retained Employee all unpaid vacation and personal holiday pay for calendar year 2006 that the Retained Employee is entitled to use for calendar year 2006 but has not used as of the Effective Time and shall assume all liability for the payment of such amounts pursuant to the Seller vacation and personal holiday pay policies listed in Schedule 4.16(e) to the extent such vacation and holidays are taken in calendar year 2006; provided, however, that no credit under this Section 7.3(e) shall duplicate any credit under Section 7.3(c)(iii).

(f) Disability Benefits and Leaves. (i) Seller and the Seller Plans shall retain the liability for all long-term disability benefits payable to any Retained Employee who is receiving or is entitled to receive long-term disability benefits under the terms of any Seller Plan at the Effective Time and shall continue to provide such benefits in accordance with the terms of such plan until the Retained Employee is no longer eligible for such benefits, (ii) Buyer or a Buyer’s Plan shall provide short-term disability benefits to any Retained Employee who is receiving or is eligible for such benefits under a Seller Plan at the Effective Time until the date such Retained Employee would no longer be eligible for such benefits under such Seller Plan or the date on which the Retained Employee would (if still employed by Seller) qualify for long-term disability benefits under a Seller Plan, whichever comes first, and, if such a Retained Employee would (if still employed by Seller) qualify for long-term disability benefits under a Seller Plan, Buyer shall provide such long-term disability benefits to such Retained Employee under Buyer’s Plans and (iii) Buyer’s Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Retained Employee whose disability occurs after the Effective Time (or which reoccurs after the Effective Time). If any Retained Employee is on any form of leave of absence on the Effective Time (including any leave subject to the Family and Medical Leave Act of 1993 or comparable state law), Buyer shall reinstate such Retained Employee to active employment upon the expiration of the leave to the extent such reinstatement is required by any applicable law or regulation or by Buyer’s personnel policies and shall satisfy any other obligation with respect to such Retained Employee as required under any applicable law or regulation or Buyer’s personnel policies.

(g) Medical and Dental Plan Liabilities. Buyer shall, or shall cause the Companies or the applicable Buyer’s Plan to, assume and pay any benefits or expenses covered by the group medical and dental plans included within the Seller Plans that were incurred with respect to services performed for Covered Persons prior to the Effective Time but have not been paid by the Plans prior to the Cut-Off Date. If Buyer provides such Buyer’s Plans to a Retained Employee following the Cut-Off Date, Buyer shall pay or shall cause the applicable Buyer’s Plan to assume and pay any such benefits or expenses that are incurred with respect to services performed for the Retained Employee or the Retained Employee’s dependents after the Effective Time.

(h) COBRA Coverage. Effective as of the Effective Time, Buyer shall provide (or cause a Buyer’s Plan to provide) all entitlements under Code Section 4980B, Part 6 or 7 of Title I of ERISA or any similar state law (collectively, “COBRA”) to Retained Employees and eligible dependents of Retained Employees with respect to any event which requires the provision of such entitlements and which occurs at or after the Effective Time. Seller shall provide (or cause the applicable Seller Plan to provide) all entitlements under COBRA to Retained Employees and eligible dependents of Retained Employees with respect to any event which requires the provision of such entitlements and which occurs before the Effective Time.

(i) Flexible Spending Accounts. Buyer will, or will cause the Companies to, credit each Retained Employee (and any former employee of the Business or dependent or former dependent of an employee or former employee who has COBRA rights described in Section 7.3(h) with respect to flexible spending accounts) under a health care and dependent care flexible spending account plan or plans maintained by Buyer or the Companies (“Buyer’s Flex Plans”) with a balance (positive or negative) as of the Cut-Off Date equal to the balance credited to the individual under the applicable health care and dependent care flexible spending account plans included within the Seller Plans listed in Schedule 4.16(a) of the Seller Disclosure Schedule (“Seller’s Flex Plans”) as of the Cut-Off Date (“Aggregate Flex Plan Balances”), and will reimburse each such individual for expenses incurred during the current plan year of such Seller Flex Plan (whether incurred before or after the Cut-Off Date) that had not been reimbursed under such Seller Flex Plan prior to the Cut-Off Date (to the same extent such eligible expense would have been reimbursable under such Seller Flex Plan). As soon as reasonably practicable following the Cut-Off Date, Seller shall transfer assets to Buyer’s Flex Plan equal to the Aggregate Flex Plan Balances and Buyer, the Companies and Seller will treat the arrangement described in this Section 7.3(i) as a spin-off of the applicable portions of the Seller’s Flex Plans and a merger of such portions into Buyer’s Flex Plans.

(j) Retirement and 401(k) Plans.

(i) Buyer will have no liability for benefits payable under the Saks Incorporated 401(k) Retirement Plan (“Seller’s DC Plan”). Seller shall take or cause to be taken all actions necessary to fully vest Retained Employees under Seller’s DC Plan and all other Seller Plans that are deferred compensation or supplemental retirement plans.

(ii) Buyer currently maintains one or more qualified defined contribution plans (“Buyer’s DC Plan”) that contains all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans not in default) of “eligible rollover distributions” as defined in the Code and applicable regulations that Retained Employees are eligible to receive from Seller’s DC Plan. Buyer’s DC Plan will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding and not in default to the Retained Employee under Seller’s DC Plan on the date of the direct rollover, and Buyer, the Companies and Seller will cooperate with each other to enable such direct rollovers to occur before such loans become defaulted. Seller agrees not to place any such loans in default for at least 90 days following the Cut-Off Date.

(iii) If a Retained Employee is making contributions to Seller’s DC Plan which are eligible for matching contributions by Seller immediately before the Effective Time, such Retained Employee shall be eligible for matching contributions under Buyer’s DC Plan if such Retained Employee elects to participate in Buyer’s DC Plan and Buyer (based on the advice of legal counsel) reasonably determines that such Retained Employee can be eligible for such matching contributions without jeopardizing the qualified status of Buyer’s DC Plan under Section 401(a) of the Code.

(k) Retained Company and Seller Plans. Seller will retain any and all liabilities and obligations with respect to benefits payable to or with respect to any individual under the Company Plans and Seller Plans and other employee benefit policies and practices of Seller except to the extent that such liabilities and obligations are expressly assumed by Buyer, the Companies or any Buyer Plan under this Section 7.3.

(l) Workers’ Compensation Liabilities. As of the Effective Time, Buyer will cause the Companies to assume (or reimburse Seller and the other Seller Affiliates for) all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar law payable following the Effective Time to or with respect to any Retained Employee, or to any former employee of the Business, who in either case was engaged in the Business on the date the claim arose or the incident on which the claim is based occurred.

(m) Credit Union. Buyer shall permit the credit union located on the premises at 750 Lakeshore Parkway, Birmingham, Alabama 35211 to maintain its operations consistent with past practice, including by allowing the credit union to continue to occupy its current space in such facility and allowing employees of Seller to transact business with the credit union for twelve (12) months after Closing or until Seller or its Affiliate no longer continues to lease the space from Buyer in such premises which Seller or its Affiliate is leasing at the Effective Time, whichever comes first.

(n) No Third Party Beneficiaries. Without limiting the generality of Section 12.5(b), none of the preceding subsections of this Section 7.3 shall confer any rights or remedies upon any employee or former employee of Seller, the Companies or Buyer, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns.

Section 7.4 Securities Law Legends. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no Person has any right to require Seller to cause the registration of any of the Shares. The certificates, if any, representing the Shares shall contain a legend substantially similar to the following and other legends necessary or appropriate under applicable state securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Section 7.5 Insurance; Risk of Loss. Seller will, or will cause the Companies to, keep insurance policies currently maintained by Seller or the Companies, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and Buyer shall become solely responsible for all insurance coverage after the Closing Date with respect to the Business. All proceeds of insurance that may be collected by Seller (in excess of any deductible, retention or self-insurance amount) in respect of any damage to the properties or assets of any Company that occurs on or before the Cut-Off Date shall (a) be retained by Seller to the extent Seller has repaired, restored or paid for such damage, or (b) be paid over to Buyer at or following the Closing to the extent Seller has not repaired, restored or paid for such damage. Provided that Seller complies with Seller’s obligations under this Section 7.5, neither the occurrence of any casualty damage nor the payment, receipt or collection of insurance proceeds shall be included or accounted for in any way under the provisions of Section 2.4 or in the determination of Final Working Capital. To the extent that after the Closing any party hereto requires any information from the other party hereto in order to make any filings with insurance carriers or insurance regulators, the other party will promptly supply such information.

Section 7.6 Consents. Buyer acknowledges that (i) certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements or arrangements (the “Required Consents”), which Required Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing, and (ii) certain new governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights may be required in order for Buyer to conduct the Business following the Closing in the same manner in which the Business was conducted before the Closing. Except as otherwise expressly provided in this Section 7.6, and subject to compliance with Section 6.3, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances, or similar rights that may be required. Subject to Seller’s compliance with Section 6.3 and this Section 7.6, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances or similar rights, or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 8.2 and 8.3 or the obligations of Seller under Section 6.3 or this Section 7.6. At the request of Buyer, Seller shall use its commercially reasonable efforts to obtain, and cooperate with Buyer in any reasonable manner in connection with Buyer obtaining, any Required Consents and any governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that such action shall not include any requirement of Seller or any of its Affiliates to commence or participate in any litigation, make any payments or offer or grant any accommodation or undertake any liability or obligation (in each case financial or otherwise) to any third party (including any Governmental Body), unless in the case of any cost or expense incurred by Seller or any of its Affiliates, Buyer agrees to reimburse Seller for such cost or expense arising from any action by Seller or such Affiliate requested by Buyer.

Section 7.7 Fees and Expenses. Except as provided in Section 7.2 or in this Section 7.7 or as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that all expenses incurred in connection with obtaining updated title commitments shall be paid by Buyer.

Section 7.8 Gift Cards, Etc; Return Policies. Following the Cut-Off Date, without recourse to Seller or any of its Affiliates (other than the Companies), Buyer shall manage and honor, in accordance with their respective terms, all gift certificates, gift cards, merchandise vouchers, coupons and refunds purchased, issued or earned in connection with the Business on or before the Cut-Off Date. For the 120-day period following the Cut-Off Date, Buyer shall honor all return policies of the Business with respect to products sold in connection with the conduct of the Business on or before the Cut-Off Date, without recourse to Seller or any of its Affiliates (other than the Companies).

Section 7.9 HIPAA Confidentiality. Buyer shall enter into such confidentiality agreements with respect to all books and records of Seller relating to the Retained Employees as may be required under the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”). Seller may withhold from Buyer any portions of such books and records that contain protected health information on Retained Employees or their dependents to the extent Seller reasonably determines based on advice of counsel that disclosure of such information to Buyer would violate HIPAA. Seller will cooperate with Buyer to the extent that, in connection with making offers of employment to Business Employees, Buyer seeks any release of records from any Business Employee as may be required under HIPAA.

Section 7.10 Non-Solicitation of Employees.

(a) Neither Seller nor any of its Affiliates shall (i) for a period of one year from the Cut-Off Date, solicit the services, as employee, consultant or otherwise, (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) any Retained Employee or (ii) for a period of two years from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) any Retained Employee at or above the level of store manager in the Business; provided, however, that the foregoing shall not apply (x) with respect to any Retained Employee as to whom conversations were initiated by such Retained Employee after such Retained Employee was discharged from or resigned employment with Buyer or any of its subsidiaries or (y) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at Retained Employees. Each of Buyer and Seller agrees to cooperate with the other party to correct any inadvertent breach of this Section 7.10(a) by Seller or any of its Affiliates.

(b) Neither Buyer nor any of its Affiliates shall (i) for a period of one year from the Cut-Off Date, solicit the services, as employee, consultant or otherwise, (or cause or seek to cause to leave the employ of Seller or any of its subsidiaries) any of Seller’s or its subsidiaries’ employees or (ii) for a period of two years from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Seller or any of its subsidiaries), any of the Seller’s or its subsidiaries’ employees at or above the level of store manager; provided, however, that the foregoing shall not apply (x) with respect to any employee as to whom conversations were initiated by such employee after such employee was discharged from or resigned employment with Seller or any of its subsidiaries, as the case may be, or (y) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employees. Each of Buyer and Seller agrees to cooperate with the other party to correct any inadvertent breach of this Section 7.10(b) by Buyer or any of its Affiliates.

Section 7.11 Certain Litigation. Following the Closing, Buyer shall comply with the obligations set forth in item 3 of Schedule 4.13 of the Seller Disclosure Schedule.

Section 7.12 Supplemental Quarterly Financial Statements.

(a) Seller shall deliver to Buyer within 60 days after July 29, 2006 the unaudited balance sheet of the Business as of July 29, 2006 and the related unaudited statement of income of the Business for the three-month period then ended. Each of Seller and Buyer acknowledges and agrees that it is their intention for such supplemental quarterly information to be prepared in accordance with (A) GAAP on a basis consistent with the principles historically applied by Seller and (B) the requirements of Regulation S-X.

(b) Prior to the Closing, Seller shall use commercially reasonable efforts to give to Buyer and any of its Affiliates such assistance as shall reasonably be requested by Buyer or any of its Affiliates in connection with any private placement or any registration or registered offering of any security or any periodic report required by applicable Requirements of Law. Any out-of-pocket costs incurred by Seller in connection with the foregoing shall promptly be reimbursed by Buyer.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 8.1 HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

Section 8.2 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of the Shares.

Section 8.3 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct on the Closing Date as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for (a) changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Buyer and (b) failures of representations and warranties to be true and correct which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

Section 8.4 Performance of Obligations. Seller shall have performed in all material respects all of its material covenants and agreements required by this Agreement to be performed at or prior to the Closing.

Section 8.5 Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller, confirming the satisfaction of the conditions set forth in Sections 8.3 and 8.4.

Section 8.6 Release of Encumbrances and Guaranties. Buyer shall have received reasonably satisfactory evidence that (a) any Encumbrances imposed by the Credit Agreement on the assets of the Companies and (b) any guaranties by the Companies pursuant to the Credit Agreement and the Indentures have been, or promptly following the Closing will be, released.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of the Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 9.1 HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

Section 9.2 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of the Shares.

Section 9.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, when read without any exception or qualification for materiality, shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Seller.

Section 9.4 Performance of Obligations. Buyer shall have performed in all material respects all of its material covenants and agreements required by this Agreement to be performed at or prior to the Closing.

Section 9.5 Closing Certificate. There shall have been delivered to Seller a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.3 and 9.4.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by Seller. (a) From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or the certificate delivered by or on behalf of Seller pursuant to Section 8.5 (for purposes of this Section 10.1(a)(i), other than with respect to Sections 4.20 and 4.23, such representations and warranties shall be read without reference to qualifications as to materiality, including the words “material” and “Material Adverse Effect” set forth therein);

(ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement;

(iii) the matters set forth as item 4 of Schedule 4.9(c) and items 2, 4 and 5 of Schedule 4.13 of the Seller Disclosure Schedule; and

(iv) any litigation, arbitration, administrative or other proceedings, pending or threatened against the Companies arising out of any occurrence or event prior to the Effective Time to the extent that such litigation, arbitration, administrative or other proceeding does not arise out of or relate to the Business or any of the assets of the Business.

provided, however, that Seller shall be required to indemnify and hold harmless each Buyer Group Member under Section 10.1(a)(i) with respect to Losses and Expenses incurred only to the extent that:

(x) the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim exceeds $25,000 (in which event, subject to clauses (y) and (z) below, Seller shall indemnify Buyer for the full amount of such Loss and Expense (including the initial $25,000));

(y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds one and six-tenths percent (1.6%) of the Purchase Price (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Seller pursuant to Section 10.1(a)(i) shall not exceed nine and six-tenths percent (9.6%) of the Purchase Price.

Notwithstanding the foregoing, none of the limitations set forth in clauses (x), (y) and (z) above shall apply with respect to Seller’s indemnification obligations relating to Section 4.4(a).

(b) The indemnification provided for in Section 10.1(a) shall terminate twelve (12) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 10.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i) the covenants of Seller set forth in Sections 7.10 and 12.6, which shall survive for 180 days following the periods of time set forth in such sections;

(ii) the representation set forth in Section 4.4(a) and the covenants of Seller set forth in Article II, Sections 7.2, 7.3, 7.5, 7.6, 7.7, 7.9 and 12.12, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

(iii) any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(b), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article X, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.

Section 10.2 Indemnification by Buyer. (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 9.5 (for purposes of this Section 10.2(a)(i), such representations and warranties shall be read without reference to qualifications as to materiality, including the words “material” and “Material Adverse Effect” set forth therein);

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement;

(iii) the Assumed Contract Liabilities; and

(iv) any liability or obligation arising out of or relating to the Business (other than those items for which Buyer is entitled to indemnification from Seller under Section 10.1(a)).

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 10.2(a)(i) with respect to Losses and Expenses incurred by Seller Group Members only to the extent that:

(x) the amount of Loss and Expense suffered by Seller Group Members related to each individual claim exceeds $25,000 (in which event, subject to clauses (y) and (z) below, Buyer shall indemnify Seller for the full amount of such Loss and Expense (including the initial $25,000));

(y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds one and six-tenths percent (1.6%) of the Purchase Price (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Buyer pursuant to Section 10.2(a)(i) shall not exceed nine and six-tenths percent (9.6%) of the Purchase Price.

Notwithstanding the foregoing, none of the limitations set forth in clauses (x), (y) and (z) above shall apply with respect to Buyer’s indemnification obligations relating to Section 5.2(a).

(b) The indemnification provided for in Section 10.2(a) shall terminate twelve (12) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 10.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i) the covenants of Buyer set forth in Section 12.6, which shall survive for 180 days following the periods of time set forth in such sections;

(ii) the representation set forth in Section 5.2(a), the covenants of Buyer set forth in Article II, Sections 6.7, 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.9, 7.11 and 12.12 which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(iii) the obligations of Buyer pursuant to Sections 10.2(a)(iii) and 10.2(a)(iv), which shall survive indefinitely; and

(iv) any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.

Section 10.3 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

Section 10.4 Determination of Amount. (a) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Each party agrees to use commercially reasonable efforts to make any such insurance recovery. Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article X, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes. If Seller is required to indemnify a Buyer Group Member pursuant to the provisions of Section 10.1, and the cost, expense or liability for which the indemnification is sought under Section 10.1 has provided any Buyer Group Member with a Tax benefit actually saved or recovered, the amount of such Tax benefit that has been realized or received, after taking into consideration all costs and expenses incurred in obtaining such Tax savings, shall reduce Seller’s liability to indemnify a Buyer Group Member under Section 10.1.

(b) After the giving of any Claim Notice pursuant to Section 10.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 10.5 Third Person Claims. (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within five business days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 10 business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section 10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article X, the Indemnified

Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld; provided, that, if the Indemnitor wishes to settle any such proceeding and the Indemnified Party does not consent to such settlement, the Indemnitor shall not have any liability or obligation in excess of the proposed settlement amount. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

(c) To the extent of any inconsistency between this Section 10.5 and Section 7.2(c) (relating to Tax contests), the provisions of Section 7.2(c) shall control with respect to Tax contests.

Section 10.6 Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) EXCEPT IN CONNECTION WITH THIRD-PERSON CLAIMS, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES, ARISING UNDER ANY LEGAL OR EQUITABLE THEORY, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including, but not limited to, specific performance), if the Closing occurs, this Article X shall be the exclusive remedy of the parties hereto for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action of such party against the other party arising under this Agreement or under any certificate delivered pursuant to this Agreement as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including those relating to Environmental Laws) or arising under or based upon common law or otherwise, except that this Section 10.6(c) shall not limit the remedies of a party with respect to a claim based on fraud.

Section 10.7 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

ARTICLE XI

TERMINATION

Section 11.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by Seller upon 15 business days’ notice to Buyer if any of the conditions in Article IX shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Seller; provided, that, Seller’s right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to Seller if Seller’s failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article IX to be capable of fulfillment at the Closing;

(c) by Buyer upon 15 business days’ notice to Seller if any of the conditions in Article VIII shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Buyer; provided, that, Buyer’s right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to Buyer if Buyer’s failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article VIII to be capable of fulfillment at the Closing;

(d) by Buyer or Seller if any court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Shares; or

(e) by Buyer or Seller if the Closing shall not have occurred on or before November 27, 2006 (or such later date as may be agreed to in writing to Buyer and Seller); provided, however, that either party may by written notice to the other party delivered on or before November 27, 2006 extend such date until any date prior to April 2, 2007 if the failure of the Closing to have occurred on or before November 27, 2006 shall have resulted from the failure of the condition set forth in Sections 8.1 and 9.1; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid dates.

Section 11.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

Section 11.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XI, all further obligations of the parties under this Agreement shall terminate without any liability to the other party (other than this Section 11.3 (Effect of Termination), Section 7.7 (Fees and Expenses), and Article XII (Miscellaneous), which provisions shall each survive such termination; provided, however, that nothing in this Section 11.3 shall relieve any party from any liability for a willful breach of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing only for the period during which an indemnification claim is permitted to be made pursuant to Article X, after which time such representations and warranties shall terminate and the parties shall have no rights or remedies thereafter with respect to any breach of such representations or warranties.

Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

Section 12.3 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with SEC disclosure obligations or the rules of any United States or foreign stock exchange.

Section 12.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

If to Buyer, to:

Belk, Inc.

2801 West Tyvola Road

Charlotte, North Carolina 28217

Attention: Ralph A. Pitts

with a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Facsimile: (404) 572-5100

Attention: John D. Capers, Jr.

If to Seller, to:

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Facsimile: (205) 940-4468

Attention: Executive Vice President and General Counsel

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Facsimile: (312) 853-7036

Attention: Michael S. Sigal and Gary D. Gerstman

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 12.5 Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other party.

(b) Following the Closing, neither party may assign any of its rights hereunder to any third Person without the prior written consent of the other party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 and pursuant to Section 7.3 any right, remedy or claim under or by reason of this Agreement.

Section 12.6 Access to Records after Closing. (a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Companies to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Companies prior to the Cut-Off Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6(a). If Buyer or the Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Companies which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 12.7 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 12.8 Interpretation. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional schedule shall be deemed to cure any breach for purposes of Section 8.3, unless Buyer does not object to such supplemental, amended or additional schedule within five business days after receipt thereof.

Section 12.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

Section 12.12 Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Shares to Buyer in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, on and after the Closing Date, at the request of Seller, Buyer and its Affiliates (including for purposes of this Section 12.12, the Companies) shall use commercially reasonable efforts to transfer to Seller and its Affiliates (i) any assets of the Companies that do not arise out of or relate to the Business, (ii) any assets relating primarily to the operation of the Club Libby Lu business and (iii) all Contracts that relate to businesses of Seller other than the Business (except for the Assigned Contracts).

Section 12.13 Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 3.4(d), SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the schedules hereto, and neither Seller nor any of its representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

Section 12.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.15 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement or the transactions contemplated hereby or thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SAKS INCORPORATED

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	EVP and CFO

BELK, INC.

By:	/s/ Ralph A. Pitts
Name:	Ralph A. Pitts
Title:	EVP

Signature Page to Stock Purchase Agreement